Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

MIAMI VALLEY GAMING & RACING, LLC

Dated as of March 1, 2012

i

5.3.	Book/Tax Disparities; Section 754 Elections; Etc.	21

5.4.	Allocation of Nonrecourse Deductions	22

5.5.	Allocation of Member Nonrecourse Deductions	22

5.6.	Minimum Gain Chargeback	22

5.7.	Member Minimum Gain Chargeback	22

5.8.	Qualified Income Offset	23

5.9.	Limitations on Loss Allocation	23

5.10.	Curative Allocations	23

5.11.	Interest in Company Profits	23

5.12.	Distributions in Kind	23

5.13.	Allocations and Distributions to Transferred Interests.	24

5.14.	Distributions	24

5.15.	Order of Application	25

ARTICLE VI RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS		25

6.1.	Authority; Liability to Third Parties	25

6.2.	Transfer of Membership Units	25

6.3.	Right of First Offer	26

6.4.	Tag-Along Rights	28

6.5.	Drag-Along Rights	29

6.6.	Other Transfer Provisions	30

6.7.	Admission of Transferee as Member	32

6.8.	Confidentiality; Non-Solicitation and Non-Competition.	32

6.9.	Publicly Traded Partnership	33

6.10.	Project Financing	34

6.11.	Cooperation	36

ARTICLE VII MEETINGS OF MEMBERS		36

7.1.	Place of Meetings	36

7.2.	Meetings	36

7.3.	Notice	36

7.4.	Waiver of Notice	36

7.5.	Quorum	36

7.6.	Voting.	37

7.7.	Conduct of Meetings	37

7.8.	Action by Written Consent	37

7.9.	Proxies	37

ARTICLE VIII MANAGEMENT OF THE COMPANY		38

8.1.	Management of Business	38

8.2.	Board of Managers; Number and Election of Board Members; Committees	38

8.3.	General Powers of the Board	39

8.4.	Limitations on the Powers of the Board	39

8.5.	Place of Meetings	41

8.6.	Regular Meetings	41

8.7.	Special Meetings	41

8.8.	Quorum of and Action by Board of Managers	41

8.9.	Compensation	42

8.10.	Resignation and Removal	42

8.11.	Action by Written Consent	42

8.12.	Standard of Care; Liability	42

8.13.	Officers	43

8.14.	Matters Relating to New Lebanon Opening	43

8.15.	Other Business	44

8.16.	Deadlocks	45

ARTICLE IX OWNERSHIP OF COMPANY PROPERTY		45

ARTICLE X FISCAL MATTERS; BOOKS AND RECORDS		46

10.1.	Bank Accounts; Investments	46

10.2.	Records Required by Act; Right of Inspection.	46

10.3.	Books and Records of Account	46

10.4.	Tax Returns and Information	46

10.5.	Delivery of Financial Statements to Members	47

10.6.	Fiscal Year	47

10.7.	Tax Elections	47

10.8.	Tax Matters Member	48

ARTICLE XI INDEMNIFICATION AND INSURANCE		48

11.1.	Indemnification and Advancement of Expenses.	48

11.2.	Insurance	50

11.3.	Limit on Liability of Members	50

ARTICLE XII DISSOLUTION AND WINDING UP		50

12.1.	Events Causing Dissolution	50

12.2.	Winding Up	50

12.3.	Compensation of Liquidator	51

12.4.	Distribution of Company Property and Proceeds of Sale Thereof.	51

12.5.	Final Audit	53

12.6.	Deficit Capital Accounts	53

ARTICLE XIII MISCELLANEOUS PROVISIONS		53

13.1.	Conference Telephone Meetings	53

13.2.	Counterparts	53

13.3.	Entire Agreement	53

13.4.	Partial Invalidity	53

13.5.	Amendment	53

13.6.	Binding Effect	54

13.7.	Governing Law	54

13.8.	Offset	54

13.9.	Effect of Waiver or Consent	54

13.10.	Ultimate Parent Guarantee	54

13.11.	Further Assurances	54

13.12.	Public Announcements	55

LIMITED LIABILITY COMPANY AGREEMENT

of

MIAMI VALLEY GAMING & RACING, LLC

a Delaware Limited Liability Company

THIS MIAMI VALLEY GAMING & RACING, LLC LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2012, by and among, Miami Valley Gaming & Racing, LLC, a Delaware limited liability company (the “Company”), MVGR, LLC, a Delaware limited liability company (“Churchill Downs”), as a Member of the Company, DNC Ohio Gaming, Inc., a Delaware corporation (“DNC”), as a Member of the Company, any other Person who shall hereafter execute this Agreement as a Member of the Company and, solely for the purposes of Section 13.10, each Ultimate Parent (as hereinafter defined).

PRELIMINARY STATEMENT

WHEREAS, on December 22, 2011, the Company was formed pursuant to the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Act;

WHEREAS, the Company desires to acquire certain of the assets of Lebanon Trotting Club, Inc., an Ohio corporation, and Miami Valley Trotting, Inc., an Ohio corporation (collectively, the “Lebanon Entities”), pursuant to a certain Asset Purchase Agreement dated as of March     , by and among the Company and the Lebanon Entities (the “Purchase Agreement”);

WHEREAS, in anticipation of the Company entering into the Purchase Agreement, Churchill Downs and DNC have each entered into a Contribution Agreement with the Company, dated as of the date hereof (the “Contribution Agreement”), under which they have made contributions of cash and/or property to the Company and, in consideration thereof, Churchill Downs and DNC are receiving certain Membership Units as set forth in Schedule I hereto; and

WHEREAS, in connection with such issuance of additional Membership Units, each of the Company and the Members desire to enter into this Agreement to reflect the terms and provisions relating to their respective rights, powers and interests with respect to the Company and their respective Membership Units therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL DEFINITIONS

1.1. Definitions. As used in this Agreement, the following terms shall each have the meaning set forth in this ARTICLE I (unless the context otherwise requires).

“Acceptable Credit Support” means either (a) Adequate Financial Resources, (b) an Acceptable Letter of Credit or (c) an Acceptable Guaranty.

“Acceptable Guarantor” means a Person with a rating of its long-term senior unsecured debt obligations of not less than BBB- (Stable) by S&P or Baa3 (Stable) by Moody’s.

“Acceptable Guaranty” means a guaranty issued by an Acceptable Guarantor in a form acceptable to the non-Transferring Member in its reasonable discretion.

“Acceptable Letter of Credit” means an irrevocable, unconditional standby letter of credit in a form and containing terms and conditions that are acceptable to the non-Transferring Member in its reasonable discretion.

“Acquisition Closing” means the consummation of the transactions contemplated by the Purchase Agreement in accordance with the terms set forth therein.

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such Act.

“Adequate Financial Resources” means a Person with adequate financial resources as determined by the non-Transferring Member in its reasonable discretion.

“Additional Funding Contribution” has the meaning specified in Section 4.3(b).

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year after: (a) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations (or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations); and (b) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Adjusted EBITDA” means, for the relevant period, earnings of the Company before federal and state income taxes, interest expense, financing charges and depreciation and amortization expense and excluding non-recurring gains and losses. For the avoidance of doubt, Adjusted EBITDA shall include all Gaming and Racing Costs and Expenses incurred during the relevant period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.5(e).

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person; provided, however, that no Member shall be deemed an Affiliate of any other Member solely by reason of membership or an investment in the Company.

“Aggregate Cost” has the meaning specified in Section 6.10(a).

“Agreed Value” means the fair market value of Contributed Property, as determined by the Board using any reasonable method of valuation; provided that the Agreed Value of Initial Capital Contributions shall be set forth on Schedule I.

“Agreement” means this Limited Liability Company Agreement, including all exhibits and schedules hereto, as it may be amended or restated from time to time.

“Annual Budget” means (i) prior to the New Lebanon Opening, the Racing and Wagering Initial Budget and the Gaming and Hospitality Initial Budget, and (ii) after the New Lebanon Opening, the annual operating plan and budget of capital expenditures for the Company.

“Applicable Tax Rate” means, for any fiscal quarter, 40%.

“Bankruptcy Code” means Title 11 of the United States Code, as now in effect or as hereafter amended.

“Board” or “Board of Managers” has the meaning specified in Section 8.1.

“Board Member” has the meaning specified in Section 8.1.

“Breaching Party” has the meaning specified in Section 6.6(a)(i).

“Business” means (i) the operation of Lebanon, (ii) the development, construction and operation of New Lebanon, (iii) the operation of hotels (if applicable), restaurants, parking lots and other related amenities, assets and operations at Lebanon and New Lebanon, and (iv) all other activities related to the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by Law to be closed.

“Capital Account” means the capital account maintained for each Member pursuant to Section 4.5 of this Agreement.

“Capital Contribution” means, from time to time, the total amount of cash and Agreed Value of property (if any), including the Initial Capital Contributions, Mandatory Additional Capital Contributions, Additional Funding Contribution and additional Capital Contributions contributed to the Company by all the Members or any one Member, as the case may be.

“Carrying Value” means: (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.5(f) with respect to such property, as well as any other reductions as a result of sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination; (b) with respect to an Adjusted Property, the value of such property immediately following the adjustment provided in Section 4.5(g) reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.5(f) with respect to such property, as well as any other reductions as a result of sales, retirements or dispositions of assets included in an Adjusted Property, as of the time of determination; and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

“Certificate of Formation” means the Certificate of Formation of the Company described in Section 2.1.

“Churchill Downs” has the meaning specified in the preamble to this Agreement.

“Churchill Member” means, collectively, Churchill Downs and any Permitted Transferee of its Membership Units.

“Closing” has the meaning specified in Section 6.6(c).

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Property or Properties” means all interests, properties, whether real or personal, and rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired.

“Competing Business” has the meaning specified in Section 6.8(c).

“Contributed Property” means property or other consideration (other than cash) contributed to the Company as a Capital Contribution.

“Contribution Agreement” has the meaning specified in the recitals to this Agreement.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Deadlock” has the meaning specified in Section 8.16.

“Default Event” has the meaning specified in Section 6.6(a)(i).

“Default Notice” has the meaning specified in Section 6.6(a)(i).

“Default Offer Notice” has the meaning specified in Section 6.6(a)(ii).

“Default Offer Price” has the meaning specified in Section 6.6(a)(ii).

“Default Offer Right” has the meaning specified in Section 6.6(a)(ii).

“Defaulting Member” has the meaning specified in Section 4.3(b).

“Defense and Lobbying Costs” means any and all costs and expenses incurred in connection with supporting or opposing: (a) the Executive Order or the VLT Rules; or (b) any other directive, referendum, legislative or regulatory action the outcome of which would significantly affect the likelihood of the Company obtaining the Gaming License or which would limit, in any material respect, the Company’s use of the Gaming License or applicable Racing License following the Acquisition Closing, including defending or participating in any court or other proceeding involving any of the foregoing; such costs and expenses would include any costs of investigating, asserting rights, defending rights or engaging in any litigation or administrative proceedings in respect of any such matters (including any court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel and costs and expenses of any lobbyists, public relations firms or other experts).

“Development Plan” has the meaning specified in Section 4.3(a).

“DNC” has the meaning specified in the preamble to this Agreement.

“DNC Member” means, collectively, DNC and any Permitted Transferee of its Membership Units.

“Drag-Along Notice” has the meaning specified in Section 6.5.

“Drop-Dead Date” has the meaning specified in Section 6.6(b).

“Electing Member” has the meaning specified in Section 6.6(b).

“Election Period” has the meaning specified in Section 6.6(a)(iii).

“Executive Order” means Executive Order 2011-23K of the Governor of the State of Ohio, dated as of October 20, 2011, for the emergency adoption of Rules 3769-20-01, 3769-20-02, 3769-20-03 and 3769-20-04 of the Ohio Administrative Code by the Ohio State Racing Commission.

“Executive Officer” means the general manager of the Company and any officer reporting directly to the general manager of the Company.

“Failed Capital Call” has the meaning specified in Section 4.3(b).

“Failed Closing Notice” has the meaning specified in Section 6.6(b).

“Failed Closing Right” has the meaning specified in Section 6.6(b).

“Failing Member” has the meaning specified in Section 6.10(e).

“First Financing Request” has the meaning specified in Section 6.10(b).

“Fiscal Year” has the meaning specified in Section 10.6.

“Free Cash” means, for the relevant period, Adjusted EBITDA minus (a) Tax Distributions; (b) funds used during such period to discharge during such period any scheduled payments of principal or interest of, and financing or other charges relating to, Indebtedness or liabilities of the Company; (c) the amount of any reserves created (or any increase to reserves) approved by the Board in respect of such period, in the Board’s reasonable discretion, for the discharge of known, existing or contingent liabilities or obligations of the Company and for the Company’s present or future obligations, needs or business opportunities, including anticipated capital expenditures, Gaming and Racing License Fees, Defense and Lobbying Costs and Tax Distributions and (d) any additional funds anticipated to be necessary to cover costs and expenses to be paid by the Company during the ninety (90)-day period subsequent to the date of determination of Free Cash for such relevant period.

“Gaming and Hospitality Initial Budget” means the initial operating plan and budget of capital expenditures of the Company with respect to the Company’s gaming and hospitality businesses.

“Gaming and Racing Costs and Expenses” means all Defense and Lobbying Costs and state or local taxes, deductions or charges measured on the VLT Gaming Operations or the operation of any slot machines, video lottery terminals, video poker machines or table games, or horse racing, pari-mutuel wagering or other gaming activities.

“Gaming and Racing License Fees” means (i) the $10,000,000 Gaming License fee payable at the time of application for the Gaming License, (ii) the $15,000,000 Gaming License fee payable at the time of the New Lebanon Opening, (iii) the $25,000,000 Gaming License fee payable on the first anniversary of the New Lebanon Opening, (iv) such other application and license fees as may be required by the VLT Rules to conduct the VLT Gaming Operations, and (v) any application and license fees for a Racing License under the relevant Gaming or Racing Laws.

“Gaming License” means an Ohio Video Lottery Sales Agent license (including any conditional license or renewal license in respect thereof) issued by the Executive Director of the Ohio State Lottery pursuant to the VLT Rules.

“Gaming or Racing Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming or Racing Authority or issued under any Gaming or Racing Law necessary for or relating to the conduct of activities by the Company or a Member (or any Affiliate of such Member).

“Gaming or Racing Authority” means any Governmental Authority with regulatory control or jurisdiction over the conduct of horse racing, casino, gaming or gambling (including the operation of slot machines), or live or off-track wagering activities or other gaming activities, including the Ohio Regulators.

“Gaming or Racing Laws” means any federal, state, local (including county or parish) or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to any horse racing, casino, gaming, gambling (including the operation of slot machines), or live or off-track wagering activities or other gaming activities or the operations of the facilities of the Company or any Member or any of their respective Affiliates, as the case may be, and the rules and regulations promulgated thereunder, including the policies, interpretations and administration thereof by any relevant Gaming or Racing Authority.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local (including county or parish), or any agency, instrumentality or authority thereof, any multinational, supra-national or quasi-governmental entity, body or authority, any self-regulatory organization or any court or arbitrator (public or private), including any Gaming or Racing Authority.

“Governmental Damages” means any (i) civil or criminal penalties or fines paid or payable to a Governmental Authority, or any restitution paid to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation, or (ii) any injunctive relief with respect to, or requirement to alter, business practices, in each case, imposed by a Governmental Authority.

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions or civil penalties, fines or injunctions.

“Guaranteed Obligations” has the meaning specified in Section 13.10.

“Holder Information” has the meaning specified in Section 8.15.

“Indebtedness” means, with respect to the Company: (a) all obligations for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations evidenced by bonds, debentures, notes or similar instruments, including the Promissory Notes; (c) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices); (d) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for supplies incurred in the ordinary course of business consistent with past practices); (e) all lease obligations capitalized on the books and records of the Company; and (f) all obligations of others secured by a Lien on property or assets owned or acquired by the Company.

“Initial Capital Contribution” has the meaning specified in Section 4.1.

“Initial Lock-Up Period” has the meaning specified in Section 6.2(a).

“Laws” means all federal, state, regional, provincial, local or foreign laws, including statutes, ordinances, codes, rules, regulations, published guidelines, constitutional provisions, orders, decrees, arbitration awards and the common law, including any Gaming or Racing Law.

“Lebanon” means the harness horse racing facility in Lebanon, Ohio, which was operated by the Lebanon Entities prior to the Acquisition Closing and which will be operated by the Company on and after the Acquisition Closing.

“Lebanon Entities” has the meaning specified in the recitals to this Agreement.

“Liquidation Price” means a Selling Member’s Membership Interest multiplied by (i) all cash and cash equivalents held by the Company plus (ii) any license fees, cash, deposits or other cash advances recoverable by the Company, including any held in escrow pursuant to the Purchase Agreement or in connection with a video lottery terminal license pursuant to the VLT Rules that would be refunded to or recoverable by the Company in the event the Acquisition Closing does not occur or the video lottery terminal license is not obtained by the Company pursuant to the VLT Rules.

“Liquidator” has the meaning specified in Section 12.2(a).

“Majority Member” has the meaning specified in Section 6.5.

“Majority Vote” means, (i) with respect to actions to be taken by the Members, the affirmative vote or written consent of Members holding at least a majority of the then outstanding Membership Units and (ii) with respect to actions to be taken by the Board of Managers, the affirmative vote or written consent of a majority of the Board Members.

“Mandatory Additional Capital Contributions” has the meaning specified in Section 4.3(a).

“Member Nonrecourse Debt” means any liability (or portion thereof) of the Company that constitutes debt which, by its terms, is nonrecourse to the Company and the Members for purposes of Section 1.1001-2 of the Treasury Regulations, but for which a Member bears the economic risk of loss, as determined under Section 1.704-2(b)(4) of the Treasury Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount of gain characterized as “partner nonrecourse debt minimum gain” under Section 1.704-2(i)(2) and 1.704-2(i)(3) of the Treasury Regulations. Subject to the preceding sentence, Member Nonrecourse Debt Minimum Gain shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Members” means, at any time, the Persons who then own Membership Units in the Company and have been admitted as a Member in accordance with the provisions of this Agreement.

“Membership Interest” means, with respect to any Member at any time, the limited liability company interest of such Member in the Company at such time equal in proportion to the outstanding Membership Units held by such Member compared to the aggregate outstanding Membership Units issued by the Company, each as set forth on Schedule I (as such Schedule may be amended from time to time as permitted by this Agreement).

“Membership Units” means the units of Membership Interest of the Company as set forth on Schedule I (as such Schedule may be amended from time to time), which shall be uncertificated.

“Minimum Gain” means the amount determined by computing with respect to each Nonrecourse Liability of the Company the amount of gain, if any, that would be realized by the Company if it disposed of the property securing such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

“Minority Member” has the meaning specified in Section 8.2(a).

“New Lebanon” means the 120 acre parcel of land located at the intersection of State Route 63 and Union Road in the Township of Turtle Creek in Lebanon, Ohio, which the Company will acquire in connection with the Purchase Agreement and on which it will develop, construct and operate a new harness racing and gaming facility.

“New Lebanon Opening” means the opening of the racetrack and gaming facility at New Lebanon to the general public.

“Non-Breaching Party” has the meaning specified in Section 6.6(a)(i).

“Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no Member bears the economic risk of loss as determined under Section 1.704-2(b)(3) of the Treasury Regulations.

“Non-Transferring Member” has the meaning specified in Section 6.3(a).

“Notification” means all notices permitted or required to be given to any Person hereunder. Such Notifications must be given in writing and will be deemed to be duly given on the date of delivery if delivered in person or sent by facsimile transmission (to be promptly followed by registered or certified mail) or on the earlier of actual receipt or three Business Days after the date of mailing if mailed by registered or certified mail, first class postage prepaid, return receipt requested, to such Person, at the last known address of such Person as set forth on the Company records.

“Notifying Member” has the meaning specified in Section 6.6(a)(ii).

“Ohio Regulators” means, collectively, the Ohio Lottery Commission, the Ohio State Racing Commission or any other federal, state or local governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial body responsible for administering or overseeing horse racing, pari-mutuel wagering or other gaming activities in Ohio.

“Parent Equity” means any equity or other ownership interest in any Person, other than an Ultimate Parent or any Person that Controls an Ultimate Parent, that directly or indirectly owns any Membership Units.

“Permitted Pledge” means a pledge or encumbrance to a third Person lender of a Member’s Membership Interest as collateral for the indebtedness of, or the borrowing of money by, a Member or its Affiliates.

“Permitted Transferee” has the meaning specified in Section 6.2(a).

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body, and the heirs, executors, administrations, legal representatives, successors and assigns of such person, as the context may require.

“Prior Expenditures” means $5,145,000.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Section 703(a)(1) of the Code), as adjusted using the principles set forth in Section 4.5(d).

“Project Costs” has the meaning specified in Section 6.10(a).

“Project Financing” has the meaning specified in Section 6.10(a).

“Project Loss” means the aggregate amount of costs and expenses incurred directly by the Company plus the Prior Expenditures.

“Promissory Notes” has the meaning specified in the Purchase Agreement.

“Prospective Agents” has the meaning specified in Section 6.10(a).

“Purchase Agreement” has the meaning specified in the recitals to this Agreement.

“Purchase Election Notice” has the meaning specified in Section 6.10(e).

“Racing and Wagering Initial Budget” means the annual operating plan and budget of capital expenditures of the Company with respect to the Company’s pari-mutuel racing and wagering businesses.

“Racing License” means a license issued by the Ohio State Racing Commission or other relevant Gaming or Racing Authority to conduct racing and wagering activities at Lebanon and/or New Lebanon.

“Receiving Member” has the meaning specified in Section 6.6(a)(ii).

“Recipient Member” has the meaning specified in Section 6.6(b).

“Restricted Buyer” means any Person engaged in the business of owning, operating, developing or managing casinos, gaming facilities, race tracks or off-track betting facilities, as well as the related hotels, restaurants, parking lots, conference centers, and other related amenities, assets and operations within a seventy-five (75) mile radius of Lebanon or New Lebanon.

“ROFO Expiration Date” has the meaning specified in Section 6.3(a).

“ROFO Offer” has the meaning specified in Section 6.3(a).

“ROFO Transferee Party” has the meaning specified in Section 6.3(c).

“Sale Proposal” has the meaning specified in Section 6.5.

“Schedule I” means the schedule attached hereto and labeled “Schedule I,” as the same may be amended from time to time.

“Second Financing Request” has the meaning specified in Section 6.10(c).

“Section 705(a)(2)(B) Expenditure” means any expenditure of the Company described in Section 705(a)(2)(B) of the Code and any expenditure considered to be an expenditure described in Section 705(a)(2)(B) of the Code pursuant to Section 704(b) of the Code and the Treasury Regulations thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shortfall” has the meaning specified in Section 4.3(a).

“Tag-Along Notice” has the meaning specified in Section 6.4(a).

“Tag-Along Offeror” has the meaning specified in Section 6.4(a).

“Tag-Along Response Notice” has the meaning specified in Section 6.4(b).

“Tax Allowance Amount” means, for a fiscal quarter (A) taxable income of the Company for federal income tax purposes for such fiscal quarter, multiplied by (B) the Applicable Tax Rate, as reasonably determined by the Tax Matters Member. In calculating taxable income, (x) allocations attributable to adjustments pursuant to Code Section 734 or Section 743 shall not be taken into account, and (y) any remedial items under Treas. Reg. 1.704-3 attributable to Code Section 704(c) (or the principles of Code Section 704(c)) shall not be taken into account. The Tax Matters Member’s calculations may be made on any reasonable basis, and may take into account any anticipated taxable income of the Company for such fiscal quarter and any taxable income of the Company for previous fiscal quarters in respect of which Tax Allowance Amounts have not been previously distributed. In addition, such calculations may take into account such other factors pertaining to the Company as the Tax Matters Member deems appropriate, including any losses of the Company for prior fiscal quarters and prior Tax Allowance Amounts distributed.

“Tax Distribution” has the meaning specified in Section 5.14(a)(i).

“Tax Matters Member” has the meaning specified in Section 10.8.

“Third Party Offer Period” has the meaning specified in Section 6.3(c).

“Transaction Documents” means the Purchase Agreement and all agreements, documents, instruments and certificates executed in connection therewith and the acquisition of Lebanon and New Lebanon.

“Transfer” means, with respect to any Membership Units or Parent Equity, as applicable: (a) when used as a verb, to sell (including by merger or recapitalization), assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Membership Units or Parent Equity, as applicable, or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing; and (b) when used as a noun, a direct or indirect sale (including by merger or recapitalization), assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Membership Units or Parent Equity, as applicable, or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transferee Party” has the meaning specified in Section 6.5.

“Transferring Member” has the meaning specified in Section 6.3(a).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Ultimate Parent” means, with respect to the Churchill Member, Churchill Downs Incorporated, a Kentucky corporation, and with respect to the DNC Member, Delaware North Companies Gaming & Entertainment, Inc., a Delaware corporation.

“Unrealized Gain” means the excess (attributable to a Company Property), if any, of the fair market value of such property as of the date of determination (as reasonably determined by the Board) over the Carrying Value of such property as of the date of determination (prior to any adjustment to be made pursuant to Section 4.5(e) as of such date).

“Unrealized Loss” means the excess (attributable to a Company Property), if any, of the Carrying Value of such property as of the date of determination (prior to any adjustment to be made pursuant to Section 4.5(e) as of such date) over its fair market value as of such date of determination (as reasonably determined by the Board).

“Unsuitable” means, with respect to any Person, a determination by an Ohio Regulator or any other Ohio Gaming or Racing Authority that such Person is unsuitable to conduct racing or gaming activities or to be affiliated with any other Person conducting racing or gaming activities. For the avoidance of doubt, a Person shall be deemed “Unsuitable” if an Ohio Regulator or any other Ohio Gaming or Racing Authority declines to issue or rescinds (or threatens to rescind) any permit to conduct racing or gaming activities at Lebanon or New Lebanon based on such Person’s existence as, or affiliation with, the Company or a Member.

“VLT Gaming Operations” means the operation of video lottery terminals.

“VLT Rules” means Ohio Administrative Code Sections 3770:2-1-10 et seq., promulgated under the Ohio Lottery Act, which authorize the holder of a Gaming License to engage in video lottery gaming and video lottery gaming related activities to the extent authorized by the Executive Director of the Ohio State Lottery, and Rules 3769-20-01-04 et seq. of the Ohio Administrative Code adopted by the Ohio State Racing Commission pursuant to the Executive Order.

1.2. Interpretation. Each definition in this Agreement includes, where the context so requires, the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. A reference to any statute or Treasury Regulations means such statute or regulations as amended at the time and includes any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections and Schedules mean the Articles, Sections and Schedules of this Agreement. The Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole.

ARTICLE II

ORGANIZATION

2.1. Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. The parties hereto agree that the rights, duties and liabilities of the Members and any additional or substitute Member admitted in accordance with the terms hereof will be as provided in the Act, except as otherwise provided herein. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

2.2. Name. The name of the Company is Miami Valley Gaming & Racing, LLC. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Board.

2.3. Purposes. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act, including conducting the Business. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

2.4. Duration. The Company shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.

2.5. Registered Office and Registered Agent; Principal Office.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Act.

(b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate in the manner provided by the Act.

(c) The principal office of the Company shall be at 665 N. Broadway Street, Lebanon, Ohio 45036, or at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Board may designate from time to time.

2.6. Qualification in Other Jurisdictions. The Board shall have authority to cause the Company to do business in jurisdictions other than the States of Delaware and Ohio only if the Board shall have approved the qualification of the Company under such statute to do business as a foreign limited liability company in such jurisdiction.

2.7. No State-Law Partnership. No provisions of this Agreement (including the provisions of ARTICLE VIII) shall be deemed or construed to constitute the Company a partnership (including a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal and state tax purposes.

2.8. No Implied Duty. The Board Members and any Member may vote, or refrain from voting, for or against any matter pursuant to the terms of this Agreement, the Act or otherwise, in their sole and absolute discretion, considering such factors as they desire, including their own interests, and will have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any particular Member or its Affiliates.

ARTICLE III

MEMBERS

3.1. Members. The Members of the Company are Churchill Downs and DNC and the addresses of such Members are as set forth on Schedule I of this Agreement. As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership of the Company.

3.2. Investment Representations. Each Member hereby represents and warrants as follows:

(a) Such Member is acquiring its Membership Units for investment solely for such Member’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.

(b) Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in this investment. Furthermore, the financial capacity of such Member is of such a proportion that the total cost of such Member’s investment in the Company is not material when compared with such Member’s total financial capacity.

(c) Such Member has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, this investment. Such Member acknowledges and understands that the purchase of its Membership Units involves an investment in a new business that has no previous operating experience, and, therefore, this is a speculative investment with no assurance of success.

(d) Such Member: (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company; (ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and an investment therein and to verify any information furnished to such Member; and (iii) has had the opportunity to ask questions of representatives of the Company concerning the Company and such Member’s investment.

(e) Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because: (i) the Membership Units have not been registered under the Securities Act and applicable state securities Laws; and (ii) the Membership Units may not be sold, Transferred, pledged or otherwise disposed of except in accordance with this Agreement and in compliance with applicable state and federal securities Laws.

(f) Such Member understands that the Company is not obligated to register the Membership Units for resale under the Securities Act or any applicable state securities Laws and that the Company is not obligated to supply such Member with information or assistance in complying with any exemption under the Securities Act or any applicable state securities Laws. Upon the request of the Company, such Member will provide the Company with an opinion of counsel satisfactory to the Company that a proposed resale of the Membership Units complies with the Securities Act or any applicable state securities Laws.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Initial Capital Contributions. Each Member has made or agreed to make the initial Capital Contribution to the capital of the Company in the amount set forth as such Member’s Capital Contributions on Schedule I in accordance with the Contribution Agreement (the “Initial Capital Contributions”). The Agreed Value of each Member’s Initial Capital Contribution is set forth on Schedule I. If a Member fails to fund its portion of the Initial Capital Contributions in accordance with the Contribution Agreement, such Member shall be deemed and treated as a “Defaulting Member” as defined and set forth below.

4.2. Initial Membership Units. Upon execution of the Contribution Agreement and in consideration for agreeing to make the Initial Capital Contributions pursuant to and in accordance with the timing set forth in the Contribution Agreement, each such Person listed on Schedule I shall be admitted as a Member, and each Member shall be issued the Membership Units set forth opposite such Member’s name on Schedule I.

4.3. Mandatory Additional Capital Contributions.

(a) The Members shall be required to make mandatory additional capital contributions (“Mandatory Additional Capital Contributions”) of (i) up to $60,000,000 in the

aggregate, as set forth on Schedule II attached hereto, for the licensing, development, construction and opening of the New Lebanon facility at the times and in accordance with the development plan set forth therein (the “Development Plan”), and (ii) in the event that the Capital Contributions contemplated in Section 4.3(a)(i) are insufficient to allow completion of the Development Plan (a “Shortfall”), then the Members agree to fund such Shortfall up to an aggregate maximum amount of $20,000,000. The respective portion of any Mandatory Additional Capital Contributions to be contributed by each Member shall be determined on a pro rata basis in accordance with each Member’s Membership Interest in the Company at the time of such contribution. Notwithstanding anything contained herein to the contrary, in no event shall the Members, collectively, be obligated to contribute to the Company more than $80,000,000 in aggregate Mandatory Additional Capital Contributions.

(b) If a Member fails to fund its pro rata portion of the Mandatory Additional Capital Contribution (a “Failed Capital Call”) on the specified date when due (a “Defaulting Member”), the Company will give such Defaulting Member Notification thereof and, if such Defaulting Member fails to fund such pro rata portion of the Mandatory Amount within five (5) Business Days after such Notification has been given, (i) the other Member in such case may, but will not be obligated to, elect to fund the Defaulting Member’s unfunded portion of the Mandatory Additional Capital Contribution (an “Additional Funding Contribution”) and (ii) the Defaulting Member’s aggregate Membership Interest in the Company shall be diluted based on the amount of the Failed Capital Call and, if applicable, the amount of the Additional Funding Contribution. If dilution of a Member’s aggregate Membership Interest shall be based on the amount of a Failed Capital Call and, if applicable, the amount of the Additional Funding Contribution, (A) each Member’s Membership Interest shall be adjusted to equal a fraction, expressed as a percentage, (i) the numerator of which shall be equal to all Capital Contributions made by the Member (net of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company), and (ii) the denominator of which shall be equal to all Capital Contributions made by all Members (net of any liabilities of all Members assumed by the Company or which are secured by any property contributed by any Member to the Company) and (B) the Defaulting Member’s Capital Account and Membership Units with respect to the applicable amount of dilution pursuant to this Section 4.3(b) will be redistributed among the other Members on a pro rata basis to reflect the Defaulting Member’s adjustment to its Membership Interest.

(c) Immediately after Mandatory Additional Capital Contributions have been made pursuant to this Section 4.3, Schedule I will be restated to reflect the effects of this Section 4.3 and Section 4.5(e).

4.4. Additional Capital Contributions. In the event that (i) each of the Members has contributed to the Company its full share of the Mandatory Additional Capital Contributions described in Section 4.3 and (ii) the Board Members by Majority Vote determine that the Company requires additional funds for proper Company purposes, the Board Members may make one or more written requests for the Members to make additional Capital Contributions on a pro rata basis in accordance with each Member’s Membership Interest in the Company at the time of such request, and upon such request having been properly given to the

Members, each of the Members shall be required to make such additional Capital Contribution (and, if any Member fails to do so, such Member shall be treated as a “Defaulting Member” as defined and set forth in Section 4.3). Such request shall specify the date on or before which the contributions must be delivered to the Company, which date shall not be earlier than 10 days after mailing of Notification of such request to all Members.

4.5. Capital Accounts.

(a) A Capital Account shall be established and maintained for each Member. Each Member’s Capital Account: (i) shall be increased by (A) the amount of money contributed by that Member to the Company, (B) the Agreed Value of Contributed Property contributed by that Member to the Company (net of liabilities secured by the Contributed Property that the Company is considered to assume or take pursuant to Section 752 of the Code), and (C) allocations to that Member of Company Profits, including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding income and gain described in Section 1.704-1(b)(4)(i) of the Treasury Regulations; and (ii) shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take pursuant to Section 752 of the Code), (C) allocations to that Member of Section 705(a)(2)(B) Expenditures, and (D) allocations of Company Losses, including loss and deduction described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding items described in clause (a)(i)(C) of this paragraph and loss or deduction described in Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii) of the Treasury Regulations. The initial Capital Account of each Member is set forth in Schedule I.

(b) Except as otherwise provided herein, whenever it is necessary to determine the Capital Account of any Member for purposes of this Agreement, the Capital Account of the Member shall be determined after giving effect to: (i) all Capital Contributions made to the Company on or after the date of this Agreement and prior to the date such determination is required to be made under this Agreement; (ii) all allocations of income, gain, deduction and loss pursuant to ARTICLE V for operations and transactions effected on or after the date of this Agreement and prior to the date such determination is required to be made under this Agreement; and (iii) all distributions made on or after the date of this Agreement and prior to the date such determination is required to be made under this Agreement.

(c) Upon the Transfer of Membership Units in the Company after the date of this Agreement and in accordance with the terms of this Agreement, if such Transfer does not cause a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, the Capital Account of the transferor Member that is attributable to the Transferred Membership Units will be carried over to the transferee Member but, if the Company has an election in effect under Section 754 of the Code, the Capital Account will be adjusted to reflect any adjustment required as a result thereof by the Treasury Regulations promulgated pursuant to Section 704(b) of the Code.

(d) The realization, recognition and classification of any item of income, gain, loss or deduction for Capital Account purposes, including for purposes of determining Profits and Losses, shall be the same as its realization, recognition and classification for federal income tax purposes; provided, however, that:

(i) Any deductions for depreciation, cost recovery or amortization attributable to a Contributed Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property. Upon adjustment pursuant to Section 4.5(e) of the Carrying Value of the Company Property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization shall be determined as if the adjusted tax basis of such property was equal to its Carrying Value immediately following such adjustment. Any deductions for depreciation, cost recovery or amortization under this Section 4.5(d) shall be computed in accordance with Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations.

(ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.

(iii) All items incurred by the Company that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Accounts, be treated as an item of deduction and shall be allocated among the Members pursuant to ARTICLE V.

(e) (i) Upon the contribution to the Company by a new or existing Member of cash or Contributed Property, the Capital Accounts of all Members and the Carrying Values of all Company Properties immediately prior to such contribution shall be adjusted (consistent with the provisions hereof and with the Treasury Regulations under Section 704 of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Company Property immediately prior to such issuance and had been allocated to the Members in accordance with ARTICLE V of this Agreement.

(ii) Immediately prior to the distribution of any Company Property (other than cash), the distribution of cash to a retiring or continuing Member as consideration for an interest in the Company, or a liquidation of the Company pursuant to Section 12.4(b), the Capital Accounts of all Members and the Carrying Value of all Company Property shall be adjusted (consistent with the provisions hereof and Treasury Regulations under Section 704 of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Company Property immediately prior to such distribution and had been allocated to the Members at such time in accordance with ARTICLE V of this Agreement. The parties agree that any adjustments to Capital Accounts under this Section 4.5(e)(ii) arising out of a liquidation under Section 12.4(b) should reflect an Unrealized Loss at the time of such liquidation with respect to the DNC Member’s in-kind Capital Contribution in respect of the Prior Expenditures (as set forth on Schedule I) equal in amount to the Prior Expenditures (less any prior amortization deductions with respect thereto) and, to the extent reflected as an asset rather than expensed for Capital Account purposes, with respect to the remainder of the Project Losses (the intent being that for Capital Account purposes the Prior Expenditures and other Project Losses be allocated 50% to each Member).

(f) In addition to the adjustments required by the foregoing provisions of this Section 4.5, the Capital Accounts of the Members shall be adjusted in accordance with the capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(g) The foregoing provisions of this Section 4.5 are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the Board may make such modification; provided, however, that such modification is not likely to have a material effect on the amounts distributable to any Member pursuant to ARTICLE V.

(h) The Capital Account balance of any Member who receives a “guaranteed payment” (as determined under Section 707(c) of the Code) from the Company shall be adjusted only to the extent of such Member’s allocable share of any Company deduction or loss resulting from such guaranteed payment.

4.6. Return of Capital Contributions. Except as otherwise provided herein, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member’s Capital Contribution.

4.7. Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Members’ Capital Accounts.

4.8. Loans from Members. Any loan by a Member to the Company shall be subject to the Majority Vote of the Board Members pursuant to Section 8.4. Loans by a Member to the Company shall not be considered Capital Contributions and any Capital Contributions made by a Member pursuant to Sections 4.1, 4.3 or 4.4 will be treated as a contribution to capital and not as a loan. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member. The amounts of any such advances shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made. The repayment of loans from a Member to the Company upon liquidation shall be subject to the order of priority set forth in Section 12.4.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1. Allocations of Profits and Losses from Operations. Except as otherwise provided in this ARTICLE V, Profits and Losses for each Fiscal Year or other period shall be allocated to the Members in accordance with their respective ownership of Membership Units.

5.2. Allocations on Dissolution and Winding Up. Except as otherwise provided in this ARTICLE V, Profits and Losses resulting from a sale of the Company’s assets under Section 12.2 or otherwise upon the dissolution and termination of the Company shall be allocated to the Members as set forth in Section 5.1.

5.3. Book/Tax Disparities; Section 754 Elections; Etc.

(a) In the case of Contributed Property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution. The Company shall elect to apply the remedial allocation method pursuant to Treasury Regulations under Code Section 704(c), unless the Members agree to use a different method. The Members agree that the remedial method will be used with respect to DNC’s in-kind initial contribution to the extent remedial allocations are permitted.

(b) In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of Section 704(c) of the Code to take into account the difference between the Carrying Value of such property and its adjusted tax basis. The method under Section 704(c) of the Code and the Treasury Regulations thereunder shall be determined by the Members. In the event that the Adjusted Property was originally a Contributed Property, the allocation required by this Section 5.3(b) also shall take into account the requirements of Section 5.3(a).

(c) For the avoidance of doubt, the Members agree and acknowledge that, in the event of a liquidation of the Company pursuant to Section 12.4(b), except to the extent otherwise allocated to Churchill Downs, ordinary remedial deductions or other ordinary deductions shall be allocated to Churchill Downs in connection with such a liquidation equal to 50% of the Prior Expenditures and other Project Losses (the intent being that, and the Members agree that this agreement shall be applied so that, ordinary tax deductions shall be allocated to Churchill Downs for tax purposes equal to 50% of the economic losses borne by Churchill Downs under Section 12.4(b) or otherwise attributable to Prior Expenditures and other Project Losses).

(d) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code.

(e) Whenever the income, gain and loss of the Company allocable hereunder consists of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the income, gain and loss for tax purposes allocable to each Member shall be deemed to include its pro rata share of each such item. Notwithstanding the foregoing, if the Company realizes depreciation recapture income pursuant to Section 1245 or Section 1250 (or other comparable provision) of the Code as the result of the sale or other disposition of any asset, the allocations to each Member hereunder shall be deemed to include the same proportion of such depreciation recapture as the total amount of deductions for tax depreciation of such asset previously allocated to such Member bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Members. This Section 5.3(e) shall be construed to affect only the character, rather than the amount, of any items of income, gain and loss.

(f) To the extent not otherwise addressed in this Section 5.3, the income, gains, losses, deductions and credits of the Company for federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Profits and Losses were allocated pursuant to Sections 5.1.

5.4. Allocation of Nonrecourse Deductions. Items of loss, deduction and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(c) of the Treasury Regulations, to increases in the Company’s Minimum Gain shall be allocated, as provided in Section 1.704-2(e) of the Treasury Regulations, to the Members in accordance with their respective ownership of Membership Units.

5.5. Allocation of Member Nonrecourse Deductions. Notwithstanding the provisions of Sections 5.1 and 5.2, items of loss, deduction and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(i) of the Treasury Regulations, to Member Nonrecourse Debt shall (prior to any allocation pursuant to Section 5.1 or 5.2) be allocated, as provided in Section 1.704-2(i) of the Treasury Regulations, to the Members in accordance with the ratios in which they bear the economic risk of loss for such debt for purposes of Section 1.752-2 of the Treasury Regulations.

5.6. Minimum Gain Chargeback. In the event that there is a net decrease in the Company’s Minimum Gain during a taxable year of the Company, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Treasury Regulations shall apply.

5.7. Member Minimum Gain Chargeback. If during a taxable year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under Section 1.704-2(i)(5) of the Treasury Regulations) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of such net decrease in accordance with Section 1.704-2(i) of the Treasury Regulations.

5.8. Qualified Income Offset. Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, income of the Company shall be allocated, after the allocations required by Sections 5.6 and 5.7 but before any other allocation required by this ARTICLE V, to the Members with deficit balances in their Adjusted Capital Accounts in an amount and manner sufficient to eliminate such deficit balances as quickly as possible. This Section 5.8 is intended to satisfy the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

5.9. Limitations on Loss Allocation. Notwithstanding any other provision of this Agreement to the contrary, no item of loss or deduction of the Company shall be allocated to a Member if such allocation would result in a negative balance in such Member’s Adjusted Capital Account. Such loss or deduction shall be allocated first among the Members with positive balances in their Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter in accordance with their interests in the Company as determined under Section 1.704-1(b)(3) of the Treasury Regulations.

5.10. Curative Allocations. If any items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures are allocated to a Member pursuant to Section 5.4, 5.5, 5.6, 5.7, 5.8 or 5.9, then, prior to any allocation pursuant to Section 5.1 or 5.2 and subject to Sections 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9, items of income and gain (including gross income) and items of loss, deduction and Section 705(a)(2)(B) Expenditures for subsequent periods shall be allocated to the Members in a manner designed to result in each Member’s Capital Account having a balance equal to what it would have been had such allocation of items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures not occurred under Section 5.4, 5.5, 5.6, 5.7, 5.8 or 5.9. In exercising their discretion under this Section 5.10, the Members shall take into account future allocations under Sections 5.6 and 5.7 that, although not yet made, are likely to offset other allocations previously made under Sections 5.4 and 5.5.

5.11. Interest in Company Profits. Pursuant to Section 1.752-3(a)(3) of the Treasury Regulations, the Members’ interests in Company profits for purposes of determining the Members’ proportionate shares of the excess nonrecourse liabilities (as defined in Section 1.752-3(a)(3) of the Treasury Regulations) of the Company shall be determined in accordance with their respective ownership of Membership Units.

5.12. Distributions in Kind. If any assets of the Company are distributed in kind pursuant to Section 12.4, such assets shall be distributed to the Members entitled thereto in the same proportions as if the distribution were in cash. Such assets shall be valued at their then fair market value as reasonably determined by the Board. The amount of Unrealized Gain or Unrealized Loss attributable to any asset to be distributed in kind to the Members shall, to the extent not otherwise recognized by the Company or taken into account under Section 5.3(d), be taken into account in computing gain or loss of the Company for purposes of allocation of gain or loss under Sections 5.1 and 5.2, and distributions of proceeds to the Members under Sections 5.14 and 12.4. If the assets of the Company are sold in a transaction in which, by reason of the provisions of Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account in computing gain or loss of the Company for purposes of allocations and distributions to the Members pursuant to this ARTICLE V, notwithstanding that the Members may elect to continue the Company pending collection of deferred purchase money obligations received in connection with such sale.

5.13. Allocations and Distributions to Transferred Interests.

(a) If any interest in the Company is Transferred, increased or decreased during the year, all items of income, gain, loss, deduction and credit recognized by the Company for such year shall be allocated among the Members to take into account their varying interests during the year in any manner the Board shall approve, in its sole discretion, as then permitted by the Code.

(b) Distributions under Sections 5.14 and 12.4 shall be made only to Members and assignees who, according to the books and records of the Company, are Members or assignees on the actual date of distribution. Neither the Company nor the Board shall incur any liability for making distributions in accordance with this Section 5.13(b).

5.14. Distributions.

(a) Except as provided in Section 12.4 hereof relating to distributions upon the dissolution and liquidation of the Company, and so long as distributions are permitted by all lending agreements to which the Company is then a party, distributions of funds shall be made according to the following listed provisions to be applied in the order in which they are listed in this Section 5.14(a):

First:

(i) The Tax Matters Member shall determine the Tax Allowance Amount in respect of a fiscal quarter as soon as reasonably practicable after the end of such fiscal quarter, which Tax Allowance Amount shall be distributed to each Member as soon as reasonably practicable after the Tax Matters Member’s determination thereof (the “Tax Distributions”). Any Tax Allowance Amounts distributed in respect of any fiscal quarter shall be distributed to the Members in accordance with their respective Membership Interest;

Then, Second:

(ii) Upon approval by the Board by Majority Vote, Free Cash shall be distributed to the Members in accordance with their respective ownership of Membership Units as soon as reasonably practicable after the end of each fiscal quarter if (and only if) the Company is (after giving effect to any such distribution of Free Cash) in compliance with all debt covenants (including the Promissory Notes and any Indebtedness of the Company to third parties, as applicable).

(b) The Company shall not make any distribution to the Members if, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their Membership Units and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of Company Property, except that the fair value of Company Property that is subject to a liability for which recourse of creditors is limited shall be included in the Company assets only to the extent that the fair value of that Company Property exceeds that liability.

5.15. Order of Application. For purposes of this ARTICLE V, after any and all distributions pursuant to Section 5.14, the listed provisions shall be applied in the order in which they are listed below:

(a) Section 5.7;

(b) Section 5.6;

(c) Section 5.8;

(d) Section 5.9;

(e) Section 5.3;

(f) Section 5.5;

(g) Section 5.4;

(h) Section 5.10;

(i) Section 5.1; and

(j) Section 5.2.

The above ordering is intended to comply with the ordering rules provided in Section 1.704-2(j) of the U.S. Treasury Regulations and should be interpreted and applied in a manner consistent with those Treasury Regulations.

ARTICLE VI

RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

6.1. Authority; Liability to Third Parties. No Member, in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

6.2. Transfer of Membership Units.

(a) Except as set forth in Section 6.6(b), no Membership Units or Parent Equity may be Transferred prior to the Acquisition Closing. Except as set forth in Sections 6.5 and 6.6, at any time after the Acquisition Closing and prior to the fifth (5th) anniversary of the date of this Agreement (the “Initial Lock-Up Period”), no Membership Units or Parent Equity may be Transferred, except (i) to an Affiliate, provided that either (A) such Member shall not be relieved of its obligations hereunder or (B) such Affiliate has Acceptable Credit Support, (ii) any Permitted Pledge, or (iii) any Transfer to a third Person or the Company approved by a Majority Vote of the Board Members (each, a “Permitted Transferee”). Except as set forth in Sections 6.5 and 6.6, at any time after the Initial Lock-Up Period, no Membership Units or Parent Equity may be Transferred except (i) to a Permitted Transferee or (ii) all (but not less than all) of a Member’s Membership Units in accordance with the terms of Sections 6.3 and 6.4. Notwithstanding the foregoing, no Membership Units or Parent Equity may be Transferred to a Restricted Buyer without the prior written consent of the non-Transferring Members.

(b) In the event a Member desires to Transfer all or part of such Member’s Membership Units or any interest therein, such Member will be responsible for compliance with all conditions of Transfer imposed by this Agreement and under applicable Law and for any expenses incurred by the Company for legal and/or accounting services in connection with reviewing any proposed Transfer or, if requested by the Board, issuing opinions in connection therewith. Until a transferee is admitted as a Member pursuant to Section 6.7, the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Membership Units Transferred.

(c) Notwithstanding anything contained herein to the contrary: (i) no Member may Transfer any Membership Unit in violation of any provision of this Agreement or in violation of any Law, including the Securities Act and any applicable state securities Laws, (ii) no Transfer of any Membership Units or issuance of additional Membership Units or other equity interests may be effected if such Transfer or issuance would cause a dissolution of the Company under the Act and (iii) no Transfer of any Membership Units may be effected to a transferee (i) that is or could reasonably be expected to be Unsuitable or (ii) if such Transfer could reasonably be expected to adversely affect any Gaming or Racing Approval or Gaming or Racing Licenses of the Company or the other Member (or any Affiliate of such Member) in any material respect. Any purported Transfer of any Membership Unit or issuance of additional Membership Units or other equity interests in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the Transfer contemplated thereby.

6.3. Right of First Offer.

(a) If at any time any Member (such Member, the “Transferring Member”) wishes to Transfer all (but not less than all) of its Membership Units, such Member shall submit a Notification of offer (the “ROFO Offer”) to Transfer such Membership Interest to each other Member (such other Members, the “Non-Transferring Members”), which Notification shall include the cash purchase price for such Membership Units or the formula by which such price is to be determined, any other material terms and conditions, the identity of any prospective third party purchaser, and the proposed date of Transfer. The Non-Transferring Members shall act upon the ROFO Offer as soon as practicable after receipt thereof, and in any event within thirty (30) Business Days after receipt thereof (the “ROFO Expiration Date”). Notwithstanding the foregoing, a Transfer by a Member having Membership Interests equal to or greater than 75% of the total Membership Interests shall not be required to comply with this Section 6.3(a) in connection with a proposed Transfer of its Membership Units.

(b) The Non-Transferring Members shall have the right to accept the ROFO Offer as to the Membership Units offered thereby. If more than one Non-Transferring Member elects to purchase such Membership Units, then such Membership Units shall be allocated among the Non-Transferring Members pro rata according to the Membership Interests of the Non-Transferring Members. In the event the Non-Transferring Members shall elect to purchase such Membership Units, the Non-Transferring Members shall provide Notification to the Transferring Member of such election to purchase on or before the ROFO Expiration Date, and, subject to this Section 6.3, such election shall constitute a legally binding and enforceable agreement for the sale and purchase of such Membership Units; provided, however, that prior to such election, the ROFO Offer may be revoked at any time (and, upon such revocation, such Membership Units shall again become subject to the requirements of a prior offer pursuant to this Section 6.3).

(c) In the event the Non-Transferring Members do not accept the ROFO Offer in accordance with Section 6.3(b) or the Non-Transferring Member is not able to obtain all requisite governmental and third-party filings, consents and approvals required to effect the purchase of the applicable Membership Units pursuant to this Section 6.3 without conditions resulting in any adverse effect on the Company or its Business described in Section 6.3(d) below, then the Transferring Member shall be free to enter into an agreement with a proposed third party purchaser (the “ROFO Transferee Party”) during the ninety (90) day period beginning on the day after the ROFO Expiration Date (the “Third Party Offer Period”), at not less than the price and upon other terms and conditions, if any, not more favorable to the ROFO Transferee Party than those specified in the ROFO Offer. If an agreement to sell such Membership Units is not reached within the Third Party Offer Period, such Membership Interest shall again become subject to the requirements of a prior offer pursuant to this Section 6.3. In the event that an agreement to sell such Membership Units is reached pursuant to this Section 6.3 with a ROFO Transferee Party, such Membership Units shall continue to be subject to the terms of this Agreement, and the ROFO Transferee Party shall be deemed to be a “Member” for all purposes of this Agreement to the same extent to which the Transferring Member would be subject if not for such sale. To evidence more fully that such Membership Units remain subject to this Agreement, any such ROFO Transferee Party shall acknowledge its agreement to be bound by the terms of this Agreement to the same extent as the Transferring Member is bound by executing a copy of this Agreement in a form reasonably satisfactory to the Non-Transferring Members. Until such conditions have been satisfied, the Company shall have no authority or obligation to register any such transferred Membership Units in the name of the ROFO Transferee Party or to recognize the ROFO Transferee Party as having any rights to such Membership Interest. Upon satisfaction of such conditions and all other conditions to such Transfer as set forth in this Agreement, the ROFO Transferee Party shall succeed to all of the rights, subject to all of the obligations, of the Transferring Member under this Agreement.

(d) The Transferring Member shall use its commercially reasonable efforts to satisfy all applicable legal requirements to Transfer the Membership Units to the Non-Transferring Member or the ROFO Transferee Party, as applicable, including the making or obtaining of all requisite approvals of any Governmental Authority, including any Gaming or Racing Authority, or other third-party filings, consents and approvals, required to effect the purchase of the applicable Membership Units pursuant to this Section 6.3 without conditions resulting in any adverse effect on the Company or its Business. Unless the Transferring Member has failed to satisfy any such legal requirement or failed to receive any of such required approvals or consents free of such conditions, the purchase of the applicable Membership Units shall be closed and consummated in the principal office of the Company (i) with respect to a Transfer to the Non-Transferring Member, on or before the 180-day anniversary following the ROFO Expiration Date or (ii) with respect to a Transfer to a ROFO Transferee Party, on or before the 90-day anniversary following the expiration of the Third Party Offer Period; provided, however, that with respect to clause (ii), if by such time all such approvals or consents required to consummate such transaction have not been obtained free of such conditions or if such transaction is not consummated for any other reason, such transaction shall be abandoned and the applicable Membership Units shall again be subject to the provisions of this Agreement as though the ROFO Offer as to such Membership Interest had not been previously given.

6.4. Tag-Along Rights.

(a) If at any time a Transferring Member holding 50% or more of the total outstanding Membership Units desires to Transfer all (but not less than all) its Membership Units to a third party (other than a Transfer to a Permitted Transferee) after compliance in all respects with Section 6.3, then such Transferring Member shall furnish a Notification (the “Tag Along Notice”) to the other Member (the “Tag Along Offeror”) including the terms and conditions of the proposed Transfer and offer the Tag Along Offerors the right to participate in such Transfer. The Tag Along Notice shall identify:

(i) the Membership Units proposed to be Transferred;

(ii) the price for which the Transfer is proposed to be made;

(iii) the material terms and conditions of the proposed Transfer, including the name and address of the prospective buyer; and

(iv) an invitation to the Tag Along Offeror to make an offer to include in the Transfer to the prospective buyer all of the Membership Units owned by such Tag Along Offeror, on the same terms and conditions with respect to the Membership Units sold as the Transferring Member shall sell its Membership Units.

(b) From the date of its receipt of the Tag-Along Notice, the Tag Along Offeror shall have the right, but not the obligation, exercisable by Notification (“Tag Along Response Notice”) given to the Transferring Member within thirty (30) Business Days after the receipt of the Tag Along Response Notice to request that the Transferring Member include all of the Membership Units owned by the Tag Along Offeror as part of the Transfer. In the event the

Tag Along Offeror does not return the Tag Along Response Notice within such thirty (30) Business Day period, it shall be deemed to have waived all of its rights with respect to such Transfer. The Transferring Member shall use commercially reasonable efforts to obtain the inclusion in the Transfer of all of the Membership Units owned by the Tag Along Offeror (as evidenced by the Tag Along Response Notice). In the event the Transferring Member shall be unable to obtain the inclusion of such entire number of Membership Units in the Transfer, then such Transfer by the Transferring Member shall be abandoned and the applicable Membership Units shall again be subject to the provisions of this Agreement as though the Tag-Along Notice as to such Membership Units had not been previously given. The offer of the Tag Along Offeror contained in the Tag Along Offeror’s Tag Along Response Notice shall be irrevocable, and, to the extent such offer is accepted, the Tag Along Offeror shall be bound and obligated to sell in the Transfer on the same terms and conditions all of its Membership Units, which shall include (i) making such representations, warranties and covenants relating to title, authorization of transactions and others, and enter into such definitive agreements, as are customary for transactions of such nature, (ii) benefiting from and being subject to all the same provisions of the definitive agreements as are applicable to the Transferring Member, (iii) being required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnified obligations relating to representations, warranties and covenants made by the Transferring Member in accordance with clause (i) above (provided, that the Tag Along Offeror shall not be required to incur any liability in excess of its pro rata share of such liability), and (iv) cooperating in obtaining all governmental and third party consents and approvals reasonably necessary to consummate such transaction.

6.5. Drag-Along Rights. In the event that a Member that holds Membership Interests equal to or greater than seventy-five percent (75%) of the total Membership Interests (a “Majority Member”) and such Majority Member desires to Transfer all of its Membership Units to a third Person (other than a Transfer to a Permitted Transferee) (a “Transferee Party”) in a bona fide arm’s-length transaction or the Board shall approve a bona fide arm’s-length proposal from a Transferee Party with respect to a sale, directly or indirectly, of the Company (including without limitation a sale, license or encumbrance of all or substantially all of any portion of the Company’s assets or business, a sale or transfer of more than 50% of the Company’s Membership Units, a tender or exchange offer involving the Company’s Membership Units, or a merger, reorganization or consolidation with or into another entity) (each, a “Sale Proposal”), then the Majority Member or the Company, as applicable, shall have the right, but not the obligation, to deliver to the Members a Notification (a “Drag-Along Notice”) with respect to such Sale Proposal. The Drag-Along Notice shall identify the proposed Transfer, the cash price and other consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Transfer, including the form of the proposed agreement with the Transferee Party. Each such other Member, upon receipt of a Drag-Along Notice, shall be obligated, which obligation shall be enforceable by the Company and the initiating Member, to take all necessary action to cause the Company and such Members to consummate such transaction, including, without limitation, (a) voting its equity in favor of, consenting to and raising no objections against such Sale Proposal (and directing its members of the Board designated pursuant to Section 8.2 of this Agreement to approve any such Sale Proposal and take all required actions in furtherance thereof), (b) executing such agreements and related documentation as is necessary to effect the Sale Proposal, (c) waiving any applicable dissenters’ rights, appraisal rights or similar rights in connection with such Sale Proposal and (d) if such Sale Proposal is structured as a sale of Membership Units, each Member shall sell that number of such Member’s Membership Units as is requested by the Board or the Majority Member, as applicable, on such terms and conditions as have been specified in the Drag-Along Notice. Any such Drag-Along Notice may be rescinded for any reason by the Company or initiating Member, as applicable, by delivering Notification thereof to all Members. The other Members shall (w) make such representations, warranties and covenants relating to their title, authorization of transactions and others, and enter into such definitive agreements, as are customary for transactions of the nature of the Sale Proposal, (x) benefit from and be subject to all the same provisions of the definitive agreements as are applicable to the Majority Member, (y) be required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnified obligations relating to representations, warranties and covenants made by the Majority Member in accordance with clause (w) above (provided, that such Member shall not be required to incur any liability in excess of its pro rata share of such liability), and (z) cooperate in obtaining all governmental and third party consents and approvals reasonably necessary to consummate such transaction

6.6. Other Transfer Provisions.

(a) Default Offer Right.

(i) If, at any time, a Member or any of its Affiliates (such Member, on behalf of itself or such Affiliate, a “Breaching Party”) (i) is determined to be Unsuitable, or (ii) breaches or violates any provision of this Agreement in any material respect (other than Section 4.3, where any violation shall be governed by the terms of such Section), (each of (i) and (ii), a “Default Event”), then the Breaching Party shall be required to promptly provide a Notification to the other Member (the “Non-Breaching Party”) of such Default Event; provided that, if the Breaching Party has not previously provided a Notification of the Default Event which is known to the Non-Breaching Party, the Non-Breaching Party will provide a Notification of a Default Event to the Breaching Party (the Notification provided by a Breaching Party or a Non-Breaching Party, as applicable, is hereinafter referred to as a “Default Notice”).

(ii) In the event (A) the Breaching Party does not cure the Default Event in all material respects to the reasonable satisfaction of the Non-Breaching Party within thirty (30) Business Days after the receipt of a Default Notice by the applicable Member or (B) of a Deadlock pursuant to Section 8.16, then, in the case of clause (ii)(A), the Non-Breaching Party and, in the case of clause (ii)(B), either Member (in either case, as applicable, the “Notifying Member”) shall have the right, but not the obligation, to provide Notification (the “Default Offer Notice”) to (i) offer to purchase from the other Member (the “Receiving Member”) at the Default Offer Price (as defined below) all of the Membership Units held by the Receiving Member, or (ii) offer to the Receiving Member the right to purchase at the Default Offer Price all of the Membership Units owned by the Notifying Member (the “Default Offer Right”). The Default Offer Notice shall identify the Notifying Member’s proposed valuation of the price per Membership Unit (the “Default Offer Price”).

(iii) Within thirty (30) Business Days of the Receiving Member’s receipt of a Default Offer Notice (the “Election Period”), the Receiving Member shall be required to either (i) purchase from the Notifying Member at the Default Offer Price all of the Membership Units held by the Notifying Member, or (ii) require the Notifying Member to purchase at the Default Offer Price all of the Membership Units owned by the Receiving Member; provided, however, that if the Receiving Member fails to make such election within thirty (30) Business Days of the Receiving Member’s receipt of a Default Offer Notice, the Notifying Member’s election in the Default Offer Notice shall be final and binding for all purposes of this Agreement. The closing of any such Default Offer Right shall be in accordance with Section 6.6(c).

(b) Failed Acquisition Closing. If the Acquisition Closing does not occur on or prior to the three-year anniversary of the date of the Purchase Agreement (the “Drop-Dead Date”), then either Member (an “Electing Member”) shall have the right, but not the obligation, to require the other Member (the “Recipient Member”) to purchase at the Liquidation Price all of the Membership Units owned by the Electing Member (the “Failed Closing Right”). The Failed Closing Right may be exercised by the Electing Member at any time on or after the Drop-Dead Date and prior to the Acquisition Closing, by giving Notification to the Recipient Member of such exercise (the “Failed Closing Notice”). In the event that the Recipient Member receives a Failed Closing Notice, then at any time within thirty (30) Business Days following the receipt of such Failed Closing Notice, such Recipient Member shall be required to either (i) purchase the Electing Member’s Membership Units pursuant to the Failed Closing Right pursuant to Section 6.6(c) or (ii) elect to terminate the Failed Closing Right and require the Members to negotiate in good faith for a period of thirty (30) Business Days in an attempt to reach a resolution that is satisfactory to the Members; provided, however, that in the case of this clause (ii), if a resolution satisfactory to the Members is not reached during such thirty (30) Business Day negotiation period, then the Company shall be dissolved in accordance with ARTICLE XII.

(c) Closing of a Default Offer Right or Failed Closing Right. At or prior to the closing of a Default Offer Right or a Failed Closing Right (the “Closing”), all applicable legal requirements to Transfer the Membership Units shall have been met, including the obtaining of all requisite approvals of any Governmental Authority, including any Gaming or Racing Authority, or other third-party filings, consents and approvals, which the Members shall use commercially reasonable efforts to obtain. Unless otherwise agreed to by the Members, the Closing shall occur not later than the 180th day following the Failed Closing Notice or the Election Period, as applicable (which 180-day period shall be extended (for a period not to exceed an additional ninety (90) days if any of the transactions contemplated by the Default Offer Right or the Failed Closing Right are subject to any such approval or consent) until the earlier of the expiration of such period or until all such approvals or consents have been received); provided, however, that if by such time all such approvals or consents required to consummate such transaction have not been obtained free of such conditions or if such transaction is not consummated for any other reason, such transaction shall be abandoned and the applicable Membership Units shall again be subject to the provisions of this Agreement as though the Default Offer Right or the Failed Closing Right had not been previously exercised. At the Closing, the Member selling all of its Membership Units shall deliver to the other Member an assignment of the Membership Units purchased pursuant to the Default Offer Right or a Failed Closing Right, as applicable, which assignment shall be reasonably acceptable to the other Member.

6.7. Admission of Transferee as Member. A transferee of Membership Units desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement. Upon admission of the transferee as a Member, the transferee shall have, to the extent of the Membership Units Transferred, the rights and powers and shall be subject to the restrictions and liabilities of a Member under this Agreement, the Certificate of Formation and the Act. The transferee shall also be liable, to the extent of the Membership Units Transferred, for the unfulfilled obligations, if any, of the transferor Member. Whether or not the transferee of Membership Units becomes a Member, the transferor Member is not released from any liability to the Company under this Agreement, the Certificate of Formation or the Act.

6.8. Confidentiality; Non-Solicitation and Non-Competition.

(a) Each Member agrees not to divulge, communicate (other than to its counsel, auditors, agents, Affiliates and representatives so long as such Persons are made aware of the confidential nature of the confidential information and agree to keep it confidential), use to the detriment of the Company or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets of the Company or any subsidiary of the Company, including personnel information, secret processes, know-how, customer lists, formulas or other technical data, except as may be required by Law; provided, however, that this prohibition shall not apply: (i) to any information which, through no improper action of such Member, is publicly available or generally known in the industry or was available to such Member on a non-confidential basis prior to its disclosure to such Member; (ii) to the extent required by applicable Law or stock exchange rules or in connection with any Gaming or Racing Approval (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a such Member is subject); (iii) if the prior written consent of the Board shall have been obtained; and (iv) upon prior Notification to the Board, to any Permitted Transferee (if such Permitted Transferee has agreed in writing prior to its receipt of such confidential information to be bound by the provisions of this Section 6.8 and has delivered to the Company a confidentiality agreement reasonably acceptable to the Board). Each Member acknowledges and agrees that any information or data such Member has acquired on any of these matters or items were received in confidence and furnished to him or her in connection with such Member’s investment in the Company. The obligations with respect to confidential information in this Section 6.8 shall terminate two years after a Person ceases to be a Member; provided, however, that the obligation to maintain the confidentiality of “trade secrets” shall not terminate.

(b) For so long as it is a Member and for a period of one (1) year thereafter, no Member nor any of its Affiliates shall, directly or indirectly, solicit to hire any Executive Officer; provided, however, that no Member nor any Affiliate of a Member shall be precluded from hiring any such individual who was previously employed by such Member or one of its Affiliates immediately prior to such individual’s employment as an Executive Officer or otherwise initiates contact with such Member or such Affiliate and/or responds to a general advertisement or notice in any form (paper, electronic or otherwise), including any general job posting or listing on the internet or elsewhere, not specifically directed at any or all of the Executive Officers of the Company (it being understood in each case that any such general advertisement or notice, including any general job posting or listing on the internet or elsewhere, shall not constitute direct or indirect solicitation).

(c) In order to more effectively protect the value and goodwill of the Company, each Member covenants and agrees that for so long as it is a Member and for a period of one (1) year thereafter, such Member (nor any of its Affiliates) will not directly or indirectly own, manage, operate, control or participate in a casino, gaming facility, race track or off-track betting facility within a seventy-five (75) mile radius of Lebanon or New Lebanon (a “Competing Business”); provided, however, that for the avoidance of doubt, in no event shall a Competing Business include any simulcast operation or the operation of any internet website, including the placement of wagers through the internet (and any related customer wagering support); provided, further, that nothing set forth in this Section 6.8(c) shall prohibit a Member or any of its Affiliates from owning not in excess of five percent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange.

(d) It is agreed that the Company and the Members would be irreparably damaged by reason of any violation of the provisions of this Section 6.8, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company or the other Member shall be entitled to seek and obtain injunctive or other equitable relief (including a temporary restraining order, a temporary injunction or a permanent injunction) against any Member, such Member’s Affiliates, agents, assigns or successors for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the Company’s or the Members’ exclusive remedy for any breach of this Section 6.8 and the Company or the other Member shall be entitled to seek any other relief or remedy that either may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company or the other Member shall also be entitled to recover its reasonable and actual attorneys’ fees and expenses in any successful action or suit against any Member relating to any such breach.

(e) Notwithstanding the foregoing, the participation or involvement of any Member in the Company shall not confer upon the Company or otherwise entitle the Company or any Member thereof to use or otherwise disclose in connection with the Company and its business and affairs the name of such Member without such Member’s prior consent.

6.9. Publicly Traded Partnership. No Member shall take any action that would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

6.10. Project Financing.

(a) Unless otherwise agreed to by the Members, the Company shall use commercially reasonable efforts to obtain a non-recourse project financing in an amount not to exceed $175,000,000 (the “Project Financing”) by retaining one or more commercial banks unanimously selected by the Members (the “Prospective Agents”) to serve as book runners or agents in connection with the sale of the Company’s notes to investors, with the proceeds of such Project Financing combined with the Members’ Capital Contributions to be used to finance 100% of the costs of the development, construction and opening of the New Lebanon facility, including without limitation, all costs reflected in the Racing and Wagering Initial Budget and the Gaming and Hospitality Initial Budget (collectively, the “Project Costs”) so long as the aggregate, expected, all-in cost of all interest, fees (rating agency, underwriting and/or placement fees), and other finance charges (including any original issue discount) to be paid by the Company in connection with the Project Financing, calculated as a percentage rate per annum and amortizing all up-front fees, costs and original issue discount over the expected term of the Project Financing (the “Aggregate Costs”), do not exceed eight percent (8%) per annum. For the avoidance of doubt, neither Member nor any of such Member’s Affiliates will be requested or required to provide a guarantee or other credit support with respect to the Project Financing other than a guarantee of completion.

(b) When directed by the Board, the Company’s officers will solicit indicative financing terms from Prospective Agents relating to the Project Financing (the “First Financing Request”). Any proposal received from the Prospective Agents in response to the First Financing Request will be distributed to the Board and the Members for consideration. If a Prospective Agent provides indicative financing terms for the Project Financing having Aggregate Costs which do not exceed eight percent (8%) per annum, the Board shall authorize the Company’s officers to negotiate and execute all documents and to perform all tasks reasonably required to obtain the Project Financing through that Prospective Agent. If more than one Prospective Agent provides indicative financing terms for the Project Financing having Aggregate Costs which do not exceed eight percent (8%) per annum, the Board shall select the Prospective Agent with whom the Company will pursue financing for the Project Costs and shall authorize the Company’s officers to negotiate and execute all documents and to perform all tasks reasonably required to obtain the Project Financing through that Prospective Agent.

(c) If as a result of the First Financing Request no Prospective Agent provides indicative financing terms for the Project Financing having Aggregate Costs which do not exceed eight percent (8%) per annum, the officers of the Company will wait thirty (30) days from the date that the first Project Financing proposal was received from a Prospective Agent and will then approach the Prospective Agents a second time regarding the terms under which the Project Financing might be made available to the Company (the “Second Financing Request”). Again, any proposal received from the Prospective Agents in response to the Second Financing Request will be distributed to the Board and the Members for consideration. If as a result of the Second Financing Request any Prospective Agent provides indicative financing terms for the Project Financing having Aggregate Costs which do not exceed eight percent (8%) per annum, the Board shall authorize the Company’s officers to proceed with the Project Financing in the manner generally provided in Section 6.10(b) above.

(d) If as a result of the First Financing Request and the Second Financing Request the Project Financing is not available to the Company for Aggregate Costs which do not exceed eight percent (8%) per annum, each Member shall, or shall cause one or more of its respective Affiliates to, make a loan (under its existing revolving credit facility or otherwise) to the Company, with the aggregate amount of such loans from the Members or their Affiliates, when combined with the Members’ Capital Contributions, to be sufficient to finance 100% of the Project Costs. Each loan by a Member or its Affiliate will be in an amount equal to such Member’s pro rata share of the Project Costs, determined in accordance with such Member’s Membership Interests in the Company at the time of such loan. The Company’s obligations with respect to any loans made by the Members or their Affiliates pursuant to this Section 6.10(d) will be reflected in such loan agreements, leasehold mortgage agreements, security agreements, intercreditor agreements and promissory notes as the Board may approve, and in the absence of any agreement between the Members to the contrary, the outstanding principal amount of such loans will bear interest at the “prime rate” from time to time published in the Wall Street Journal, plus four hundred (400) basis points. In any event, each Member shall charge the same interest rate for its loans to the Company. In addition, such loans by the Members or their Affiliates will collectively constitute the “Senior Obligation” as defined in that certain Security Agreement dated as of             , 20     among the Company, Lebanon Trotting Club, Inc., an Ohio corporation, and Miami Valley Trotting, Inc., an Ohio corporation, as amended, restated, supplemented or otherwise modified from time to time.

(e) If a Member (a “Failing Member”) fails to loan (or caused to be loaned) its pro rata portion of the Project Costs to the Company in accordance with Section 6.10(d), the Company will give such Failing Member Notification thereof, with a copy to the other Member. If such Failing Member fails to loan (or caused to be loaned) its pro rata portion of the Project Financing within fifteen (15) Business Days after such Notification has been given, the other Member (or one or more of its Affiliates) in such case may, but will not be obligated to, elect by a second Notification sent to the Failing Member (the “Purchase Election Notice”) to purchase all but not less than all of the outstanding Membership Units of the Failing Member for an aggregate purchase price equal to the cash portion of the Failing Member’s Capital Contributions. Unless otherwise agreed to by the Members, the Closing shall occur not later than the thirtieth (30th) day following the date of the Purchase Election Notice. At the Closing, the Failing Member will deliver to the other Member an assignment of the Membership Units purchased pursuant to the Purchase Election Notice, with such assignment to be reasonably acceptable to the other Member. Each Member shall use commercially reasonable efforts to obtain all requisite approvals of any Governmental Authority, including any Gaming or Racing Authority, or other third-party filings, consents and approvals in connection with the purchase of such Membership Units.

(f) Notwithstanding anything to the contrary appearing in this Agreement, a loan by a Member or any of its Affiliates to the Company pursuant Section 6.10(d) shall not require a Majority Vote of the Board Members pursuant to Section 8.4.

6.11. Cooperation. Each Member and the Company shall, and shall cause their respective Affiliates to, cooperate with one another and use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as reasonably practicable, (ii) obtain from any Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by each Member and the Company, or any of their respective Affiliates, as applicable, in connection with the authorization, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (iii) make all necessary filings, as applicable, and thereafter make any other required submissions with respect to this Agreement and the Transaction Documents, as required in order to obtain all approvals of Governmental Authorities required under (A) any Law governing or relating to any casino, gaming, gambling (including the operation of slot machines), or live or off-track horse racing wagering activities, or the operations of Lebanon, New Lebanon, the Company, the Members or any of their respective Affiliates, as the case may be, and the rules and regulations promulgated thereunder, and (B) any other applicable Law, including any applicable building, construction or liquor licensing Laws.

ARTICLE VII

MEETINGS OF MEMBERS

7.1. Place of Meetings. All meetings of Members shall be held at the principal office of the Company as provided in Section 2.5, or at such other place in the United States as may be designated by the Board. Any Member shall be permitted to attend any meeting in person or by conference call pursuant to Section 13.1.

7.2. Meetings. Meetings of Members for any proper purpose or purposes may be called at any time by the Board.

7.3. Notice. A Notification of all meetings, stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) Business Days nor more than sixty (60) days before the meeting to each Member entitled to vote.

7.4. Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of Notification of the meeting, except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notification of the meeting but not so included, if the objection is expressly made at the meeting.

7.5. Quorum. The presence, either in person or by proxy, of Members holding at least a majority of the Membership Units then outstanding is required to constitute a quorum at any meeting of the Members.

7.6. Voting.

(a) All Members shall be entitled to vote on any matter submitted to a vote of the Members. Members may vote either in person or by proxy at any meeting. Each Member shall be entitled to one vote for each Membership Unit held by such Member. Fractional votes shall be permitted.

(b) With respect to any matter other than a matter for which the affirmative vote of Members owning a specified percentage of the Membership Units is required by the Act, the Certificate of Formation or this Agreement, a Majority Vote of the Members shall be the act of the Members.

(c) No provision of this Agreement requiring that any action be taken only upon approval of the Members holding a specified percentage of the Membership Units then outstanding may be modified, amended or repealed unless such modification, amendment or repeal is approved by Members holding at least such percentage of the Membership Units.

7.7. Conduct of Meetings. The Members shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this ARTICLE VII, the conduct of voting, the validity and effectiveness of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Members by Majority Vote shall designate a Person to serve as chairperson of any meeting and shall further designate a Person to take minutes of any meeting. The chairperson of the meeting shall have the power to adjourn the meeting from time to time, without notice, other than announcement of the time and place of the adjourned meeting. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

7.8. Action by Written Consent. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed and dated by Members holding the highest percentage of Membership Units required to approve such action under the Act, the Certificate of Formation or this Agreement. Such consent shall have the same force and effect as a vote of the signing Members at a meeting duly called and held pursuant to this ARTICLE VII. No prior notice from the signing Members to the Company or other Members shall be required in connection with the use of a written consent pursuant to this Section 7.8. Notification of any action taken by means of a written consent of Members shall, however, be sent within a reasonable time after the date of the consent by the Company to all Members who did not sign the written consent.

7.9. Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A facsimile, telegram, telex, cablegram or similar transmission by the Member or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 7.9. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Company before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by an officer designated by the Board who shall decide all questions touching upon the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairperson of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two (2) or more Persons to act as proxies, unless such instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Membership Units that are the subject of such proxy are to be voted with respect to such issue.

ARTICLE VIII

MANAGEMENT OF THE COMPANY

8.1. Management of Business. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of managers (each, a “Board Member” and, collectively, the “Board” or the “Board of Managers”) as described herein.

8.2. Board of Managers; Number and Election of Board Members; Committees.

(a) The Board of Managers shall consist of six (6) Board Members, consisting of the following:

(i) Three (3) Board Members, who shall be employees of Churchill Downs or an Affiliate of Churchill Downs and who shall not be employees of the Company or any Subsidiary of the Company, appointed from time to time by Churchill Downs by Notification to the Company and DNC.

(ii) Three (3) Board Members, who shall be employees of DNC or an Affiliate of DNC and who shall not be employees of the Company or any Subsidiary of the Company, appointed from time to time by the DNC Member by Notification to the Company and the Churchill Downs Member.

provided, however, that notwithstanding the foregoing, if at any time a Member and its Affiliates collectively hold a Membership Interest equal to or less than twenty-five percent (25%) (a “Minority Member”), then such Minority Member shall (i) cause one (1) of its designated Board Members to resign immediately and the Board of Managers shall thereafter consist of five (5) Board Members and (ii) only be entitled to appoint two (2) Board Members thereafter. The initial Board Members are set forth on Schedule III attached hereto.

(b) If at any time there occurs a vacancy on the Board, the Member who is entitled to designate the applicable Board Member shall be entitled to fill such vacancy.

(c) The Board shall establish such committees, if any, as shall be deemed necessary or advisable by the Board. If any committees of the Board are formed by the Board, the Members shall be entitled to the same representation on any each such committee as such Members receive on the Board.

8.3. General Powers of the Board. Except as may otherwise be expressly provided in this Agreement, the Board, acting in the manner set forth in Section 8.8 and Section 8.11, shall have discretion in the management and control of the business and affairs of the Company, including the right to make and control all decisions concerning the business and affairs of the Company. The Board, acting in the manner set forth in Section 8.8 and Section 8.11, shall possess all power, on behalf of the Company, to do or authorize the Company or to direct the officers and agents of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

8.4. Limitations on the Powers of the Board. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Board Members or any additional powers provided by law. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary no act shall be taken, sum expended, decision made, obligation incurred or power exercised by the Company, or the officers or the Board Members on behalf of the Company, in each case without the Majority Vote of the Board Members with respect to any of the following:

(a) approving an Annual Budget;

(b) the making of any expenditure or commitment in respect of an Annual Budget that would result in expenditures in excess of the total amount budgeted in such Annual Budget for the applicable fiscal year;

(c) the appointment, compensation or termination of the general manager of the Company;

(d) the appointment, compensation or termination of any Executive Officer;

(e) the entry into or approval, amendment, modification or termination of any site plans, construction plans, architectural or other designs of the Company, including those with respect to New Lebanon;

(f) the entry into, amendment, modification or termination of (A) any contract for the purchase or sale of real property; (B) any contract related to lobbying a Governmental Authority; (C) any collective bargaining agreement or similar contract with any labor union or similar organization; (D) any employee benefit plan, including any incentive compensation, retirement, profit-sharing or deferred compensation plan; (E) any employment agreement, including any relating to severance, change in control, retention, bonus or other incentives; (F) any contract for the sale or purchase of services, materials, supplies or equipment that is reasonably expected to involve the payment of more than $250,000 per annum or more than $500,000 in the aggregate, or that has a term of greater than two (2) years and is not terminable prior thereto by the Company without payment by or penalty to the Company in excess of $250,000 (provided, that the dollar and term thresholds set forth in this clause (F) may be modified from time to time by the Board); or (G) any agreement which limits or restricts where the Company or any of its Affiliates may conduct business or the type or line of business in which such Persons may engage;

(g) any merger or consolidation involving the Company (other than a merger of any subsidiary of the Company into the Company or any other subsidiary of the Company);

(h) any split, combination or reclassification of any Membership Units;

(i) except as set forth in Section 6.10, (A) the incurrence by the Company of any obligation for borrowed money or any obligation evidenced by bonds, debentures, notes or similar instruments, (B) the incurrence by the Company of any other Indebtedness or the guarantee by the Company of any third-party indebtedness for borrowed money in excess of $200,000 per annum in the aggregate or more than $400,000 in the aggregate or (C) the prepayment by the Company of any Indebtedness;

(j) the initiation, compromise or settlement of any action, suit, proceeding or arbitration, whether civil, criminal, administrative or investigative;

(k) except as set forth in Section 6.10, the entry into, termination of, or amendment, modification or waiver of any provision of, any contract or agreement between or among the Company and a Member or any Affiliate of a Member (including any loans from a Member);

(l) any voluntary liquidation, dissolution or termination of the Company or the commencement of any proceeding under Title 11 of the United States Code, as it may be amended from time to time;

(m) the issuance or sale by the Company of any additional Membership Interests or other equity interests (including any interests convertible into equity interests) of the Company);

(n) the declaration, setting aside or the payment of any distributions (whether in cash or property) by the Company;

(o) the sale, lease, transfer or other disposition or acquisition by the Company of any portion of its assets or business in excess of $250,000 per annum in the aggregate;

(p) any acquisition of, or investment in, another Person, including the formation of any corporation, limited liability company, joint venture or other entity;

(q) the entry into, or amendment, modification or waiver of any provision of, the Transaction Documents;

(r) selection of external auditors for the Company;

(s) entering into any area of business outside of the Business;

(t) resolution of any conflicts of interest involving any Executive Officer;

(u) conducting a reduction-in-force, excluding ordinary course terminations of employees who are not officers of the Company;

(v) the making of any material change in the Company’s or its subsidiaries’ accounting methods, principles or practices, other than as required by GAAP; and

(w) the granting of any liens on any material asset of the Company or its subsidiaries.

8.5. Place of Meetings. Meetings of the Board may be held either within or without the State of Delaware at whatever place is specified in the call of the meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Company as provided in Section 2.5(c). The Board Members serving on the Board may appoint from among themselves a chairperson to preside at such meetings. Any Board Member shall be permitted to attend any meeting of the Board in person or by conference call pursuant to Section 13.1.

8.6. Regular Meetings. The Board shall meet at least quarterly. No notice need be given to Board Members of regular meetings for which the Board Members have previously designated a time and place for the meeting.

8.7. Special Meetings. Special meetings of the Board may be held at any time upon the request of at least three (3) of the Board Members. A Notification of any special meeting shall be sent to the last known address of each Board Member at least five (5) days before the meeting. Notification of the time, place and purpose of such meeting may be waived in writing before or after such meeting, and shall be equivalent to the giving of a Notification. Attendance of a Board Member at such meeting shall also constitute a waiver of Notification thereof, except where such Board Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

8.8. Quorum of and Action by Board of Managers. The presence, in person or by proxy, of at least a majority of the Board Members shall constitute a quorum for the transaction of business at any meeting of the Board. Except as otherwise expressly set forth in this Agreement, any action to be taken or approved by the Board hereunder must be taken or approved by a majority of the Board Members and any action so taken or approved shall constitute the act of the Board.

8.9. Compensation. The Board Members shall serve without compensation for their service on the Board. Board Members shall be entitled to reimbursement for their reasonable and documented out-of-pocket expenses incurred in attending any meeting.

8.10. Resignation and Removal. Any Board Member may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Company. Any Board Member may be removed, either for or without cause, only upon the affirmative vote, written consent or Notification to the Company of the Member who designated such Board Member pursuant to Section 8.2.

8.11. Action by Written Consent. Any action that may be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by the Board Members whose consent is necessary with respect to such action, and such consent shall have the same force and effect as a vote of the Board at a meeting duly called and held. No notice shall be required in connection with the use of a written consent pursuant to this Section 8.11.

8.12. Standard of Care; Liability.

(a) Each Board Member shall be deemed to be acting at all times solely as the representative of the Member designating such Board Member in accordance with Section 8.2, and, to the fullest extent permitted by Law, no Board Member shall be deemed to have any fiduciary duties to the Company, its subsidiaries or to any Member other than the Member designating such Board Member. No Member shall, or shall cause or permit the Company, its subsidiaries or any other Person to, assert any claim against or commence any action, suit or proceeding naming as a defendant or respondent any Board Member designated by any another Member. All disagreements or controversies among the Members or between the Company or its subsidiaries and any Member shall be resolved exclusively between such Persons and no such Person shall initiate any litigation, arbitration or similar proceeding against any director, officer, employee or other representative of any such Person, including any Board Member designated by any such Person.

(b) The general manager and each officer of the Company shall have the same duty of loyalty as such Person would have if such Person were an officer of a Delaware corporation.

(c) The Board Members shall not be liable to the Company or to any Member for any loss (including any loss for monetary damages for breach of fiduciary duty) suffered by the Company or for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Act, except for liability to the Company (to the extent that such liability has been determined ultimately by a court of competent jurisdiction): (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law; or (ii) for the unlawful payment of a dividend or distribution or an unlawful equity purchase or redemption.

(d) The Members do not and shall not be deemed to have fiduciary duties to the Company, its subsidiaries or any other Member.

8.13. Officers.

(a) Except as provided in Section 8.13(b), the Board shall have the right to appoint officers of the Company, including a general manager, to assist with the day-to-day management of the business affairs of the Company. The initial officers of the Company will be appointed at the first meeting of the Board of Managers. Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices may be held by the same person. Election of an officer or agent shall not in and of itself create contract rights between the Company and such officer or agent. The officers of the Company need not be Members of the Company.

(b) The officers shall not have greater power and authority than the Board and shall not, on behalf of the Company, authorize, engage in or enter into any of the transactions or actions specified in Section 8.3 without the requisite prior consent of the Board in respect thereof. Subject to the provisions of Section 8.3, the Board shall have the right to remove any officer of the Company, for or without cause, at any time; provided, however, that nothing contained herein shall limit any rights of such officer under any employment agreement which such officer may have entered into with the Company. The appointment of substitute officers shall be made by the Board in accordance with the provisions of this ARTICLE VIII.

8.14. Matters Relating to New Lebanon Opening.

(a) During the period prior to the New Lebanon Opening:

(i) Within thirty (30) days after the Acquisition Closing, Churchill Downs shall prepare and submit to the Board for approval the Racing and Wagering Initial Budget; and

(ii) Within thirty (30) days after the Acquisition Closing, DNC shall prepare and submit to the Board for approval the Gaming and Hospitality Initial Budget.

(b) The Company may execute a Services Agreement with each of Churchill Downs and DNC pursuant to which, among other things, (i) Churchill Downs or DNC may provide certain administrative services to the Company and (ii) the Company will reimburse each of Churchill Downs and DNC for 110% of their reasonable out-of-pocket expenses incurred in providing such services.

(c) For the avoidance of doubt, following the New Lebanon Opening, the general manager of the Company shall prepare the Annual Budgets for each of the Company’s operating years subsequent to the first year of operations (with such first year of operations to be addressed in the Racing and Wagering Initial Budget and the Gaming and Hospitality Initial Budget), subject to the approval of the Board by Majority Vote set forth in Section 8.4(a). Each such Annual Budget shall be prepared and submitted to the Board prior to November 15th of each calendar year.

(d) Prior to the Acquisition Closing, all conditions precedent to such Acquisition Closing as set forth in Article VII of the Purchase Agreement must be met to the satisfaction of each of the Churchill Member and the DNC Member, in their sole and absolute discretion.

8.15. Other Business. Subject to the provisions of Section 6.8 of this Agreement, the Board Members and Members may engage in or posses an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, whether or not of a kind the same or similar to the Business or future business activities of the Company. Neither the Company, the Board Members nor the Members shall have any rights in or to such independent ventures of the Board Members or Members or the income or profits therefrom by virtue of this Agreement. Each of the Company and the Members acknowledges that each and their respective Affiliates, and the Board Members designated by such Members, will likely have, from time to time, information that may be of interest to the Company (“Holder Information”) regarding a wide variety of matters, including: (a) such Member’s (and its Affiliate’s) technologies, plans and services, and plans and strategies relating thereto; (b) current and future investments the Member and its Affiliates have made, may make, may consider or may become aware of with respect to other Persons and other businesses, technologies, products and services, including businesses, technologies, products and services that may be competitive with the Company; and (c) developments with respect to the businesses, technologies, products and services, and plans and strategies relating thereto, of other Persons, including Persons that may be competitive with the Company. The Company and each Member recognizes that such Holder Information may be of interest to the Company. The Company and each Member, as a material part of the consideration for this Agreement, agrees that no Member nor any of their respective Affiliates or the Board Members designated by such Members shall have any duty to disclose any Holder Information to the Company or permit the Company to participate in any projects or investments based on any Holder Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Holder Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the ability of any Member (and their respective Affiliates) to pursue opportunities based on such Holder Information or that would require any Member (or their respective Affiliates) to disclose any such Holder Information to the Company or offer any opportunity relating thereto to the Company. Each Member (and their respective Affiliates and the Board Members designated by such Member) may have other business interests and may engage in any other business or trade, profession or employment whatsoever, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, and no Member nor any of their respective Affiliates or the Board Members designated by such Member shall be required to devote its or his or her entire time to the business of the Company. Without limiting the generality of the foregoing, any Member (and any of their respective Affiliates and the Board Members designated by such Members): (i) may engage in the same or similar activities or lines of business as the Company or develop or market any products or services that compete, directly or indirectly, with those of the Company; (ii) may invest or own any interest publicly or privately in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company; and (iii) do business with any client or customer of the Company or any other Member (and their respective Affiliates). Neither the Company nor any other Member nor any Affiliate thereof by virtue of this Agreement shall have any rights in and to any such independent venture or the income or profits derived therefrom, regardless of whether or not such venture was presented to a Member (or any of its respective Affiliates or the Board Members designated by such Member) as a direct or indirect result of its or his or her connection with the Company.

8.16. Deadlocks. If the Board is unable to reach a determination on any matter for which the Board of Managers has authority under this Agreement or for which Board approval is specifically required in this Agreement, or the Members are unable to reach a determination on any matter for which approval of the Members is required pursuant to this Agreement (each, a “Deadlock”), then such inability to reach such a determination (i) shall result in the authority of the Board or the Members, as the case may be, not being exercised hereunder with respect to the applicable proposal before the Board or Members, as the case may be, (ii) such proposal shall be deemed not to pass and (iii) the status quo shall be maintained with respect to any matter that was the subject of such proposal, unless and until the Board or Members so act(s) in accordance with the provisions of this Agreement. Notwithstanding the foregoing, if such inability to reach such a determination relates to any of the matters set forth in Section 8.4, the Members shall negotiate in good faith for a period of ninety (90) days in an attempt to reach a resolution that is satisfactory to the Members. If a resolution satisfactory to the Members is not reached during such ninety (90) day negotiation period, then such matter will be deemed a “Deadlock” for all purposes of this Agreement and either Member shall be entitled exercise the Default Offer Right set forth in Section 6.6.

ARTICLE IX

OWNERSHIP OF COMPANY PROPERTY

Company Property shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company Property or any portion thereof. Title to any or all Company Property may be held in the name of the Company or one or more nominees, as the Board may determine. All Company Property shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company Property is held. No Member, nor any successor-in-interest to any Member, shall have the right, while this Agreement remains in effect, to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each of the Members, on behalf of itself and its successors, representatives and assigns, hereby irrevocably waives any such right.

ARTICLE X

FISCAL MATTERS; BOOKS AND RECORDS

10.1. Bank Accounts; Investments. Capital Contributions, revenues and any other Company funds shall be deposited by the Company in a bank account established in the name of the Company, or shall be invested by the Company in furtherance of the purposes of the Company. No other funds shall be deposited into Company bank accounts or commingled with Company investments. Funds deposited in the Company’s bank accounts may be withdrawn only to be invested in furtherance of the Company’s purposes, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

10.2. Records Required by Act; Right of Inspection.

(a) During the term of the Company’s existence and for a period of four years thereafter, there shall be maintained in the Company’s principal office specified pursuant to Section 2.5, all records required to be kept pursuant to the Act, including a current list of the names, addresses and Membership Units held by each of the Members (including the dates on which each of the Members became a Member), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company.

(b) On written request stating the purpose, a Member may examine and copy in person, at any reasonable time, for any proper purpose reasonably related to such Member’s interest as a Member of the Company, and at the Member’s expense, records required to be maintained under the Act and such other information regarding the business, affairs and financial condition of the Company as is just and reasonable for the Member to examine and copy. Upon written request by any Member made to the Company at the address of the Company’s principal office specified in Section 2.5, the Company shall provide to the Member without charge true copies of: (i) this Agreement and the Certificate of Formation and all amendments or restatements; and (ii) any of the tax returns of the Company described in Section 10.4.

10.3. Books and Records of Account. The Company shall maintain adequate books and records of account that shall be maintained on the accrual method of accounting and on a basis consistent with appropriate provisions of the Code, containing, among other entries, a Capital Account for each class of Membership Units held by each Member.

10.4. Tax Returns and Information. The Members intend for the Company to be treated as a partnership for federal, state and local income tax purposes and shall make any elections necessary to obtain such treatment. The Company shall prepare or cause there to be prepared all federal, state and local income and other tax returns that the Company is required to file. Within seventy-five (75) days after the end of each calendar year, the Company shall send or deliver to each Person who was a Member at any time during such year such tax information as shall be reasonably necessary for the preparation by such Person of such Person’s federal income tax return and state income and other tax returns.

10.5. Delivery of Financial Statements to Members. As to each calendar month (other than the last calendar month of a Fiscal Year), each of the first three fiscal quarters of the Company and each Fiscal Year of the Company, the Company shall send to each Member a copy of: (a) the balance sheet of the Company as of the end of the calendar month, fiscal quarter or year; (b) an income statement of the Company for such calendar month, quarter or year; and (c) a statement showing the Free Cash and Tax Distributions distributed by the Company to Members in respect of such quarter or year. Such financial statements shall be delivered no later than twenty (20) days following the end of the calendar month to which the statements apply and twenty (20) days following the end of the fiscal quarter to which the statements apply. The Company shall deliver preliminary unaudited financial statements to the Members no later than thirty (30) days following the end of the Fiscal Year to which the statements apply and shall deliver final audited financial statements to the Members no later than February 28 of each Fiscal Year. If Churchill Downs Incorporated is considered to be a “large accelerated filer” under the Securities Act after the date of this Agreement, the Company shall deliver preliminary unaudited financial statements to the Members no later than twenty (20) days following the end of the Fiscal Year to which the statements apply and shall deliver final audited financial statements to the Members no later than February 15 of each Fiscal Year. Each Member shall also have the right to receive copies of the Annual Budget for any Fiscal Year upon request.

10.6. Fiscal Year. The Company’s fiscal year shall end on December 31 of each calendar year (the “Fiscal Year”). Each Fiscal Year shall consist of four quarters ending on March 31, June 30, September 30 and December 31 of each Fiscal Year. Each such quarter shall be referred to as a “fiscal quarter”.

10.7. Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Company’s Fiscal Year, if permitted by the Code;

(b) to adopt the accrual method of accounting, if permitted by the Code, and to keep the Company’s books and records;

(c) if a distribution of Company property as described in Section 734 of the Code occurs or if a Transfer of any Membership Units as described in Section 743 of the Code occurs, on written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(d) to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code; and

(e) any other election the Members may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law.

10.8. Tax Matters Member. The Board shall designate one Member to be the “tax matters partner” (the “Tax Matters Member”) of the Company pursuant to Section 6231(a)(7) of the Code. Such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The initial Tax Matters Member shall be the Churchill Member.

ARTICLE XI

INDEMNIFICATION AND INSURANCE

11.1. Indemnification and Advancement of Expenses.

(a) The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he, she or it is or was a Board Member, officer, employee, member, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with such action, suit or proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

(b) The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was a Board Member, officer, employee, member, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection with the defense or settlement of such action or suit if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that a Delaware state court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) To the extent that a Board Member, officer, employee, member, representative or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 11.1, or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith.

(d) Any indemnification under paragraphs (a) and (b) of this Section 11.1 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a Board Member, officer, employee, member, representative or agent is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 11.1. Such determination shall be made: (i) by the Members who were not parties to such action, suit or proceeding (even if such Members constitute less than a quorum of Members); or (ii) if the Board so directs, by independent legal counsel in a written opinion.

(e) Expenses (including attorneys’ fees) incurred by a Board Member or an officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Board Member or such officer to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this Section 11.1.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g) For purposes of this Section 11.1, any reference to the “Company” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, representatives or agents, so that any Person who is or was a director, officer, manager, member, employee, representative or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 11.1 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.1 shall continue as to a Person who has ceased to be a Board Member, officer, employee, member, representative or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

(i) Notwithstanding anything in this ARTICLE XI to the contrary, the Company will not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense.

11.2. Insurance. The Company may purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Board Member, officer, employee, agent or other Person identified in Section 11.1 against any liability asserted against such Person or incurred by such Person in such a capacity or arising out of the status of such a Person, whether or not the Company would have the power to indemnify such Person against that liability under Section 11.1 or otherwise.

11.3. Limit on Liability of Members. The indemnification set forth in this ARTICLE XI shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Members to any third party.

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1. Events Causing Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) The written consent of Churchill Downs and DNC at any time to dissolve and wind up the affairs of the Company;

(b) The entry of a decree of judicial dissolution under § 18-802 of the Act; and

(c) The termination of the Purchase Agreement prior to the Acquisition Closing pursuant to the terms of the Purchase Agreement.

12.2. Winding Up. If the Company is dissolved pursuant to Section 12.1, the Company’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

(a) The winding up of the Company’s affairs shall be supervised by a liquidator (the “Liquidator”). The Liquidator shall be a liquidator or liquidating committee selected by the Board.

(b) In winding up the affairs of the Company, the Liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

(i) Prosecute and defend civil, criminal or administrative suits;

(ii) Collect Company assets, including obligations owed to the Company;

(iii) Settle and close the Company’s business;

(iv) Dispose of and convey all Company Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Company Property, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v) Pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company Property;

(vi) Discharge the Company’s known liabilities and, if necessary, to set up, for a period not to exceed five years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(vii) Distribute any remaining proceeds from the sale of Company Property to the Members;

(viii) Prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable Law to effect the winding up and termination of the Company; and

(ix) Exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Board under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in the Certificate of Formation and in ARTICLE XI.

12.3. Compensation of Liquidator. The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Board.

12.4. Distribution of Company Property and Proceeds of Sale Thereof.

(a) Upon completion of all desired sales of Company Property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, any cash or cash equivalents and Company Property that is to be distributed in kind, to the following groups in the following order of priority:

(i) to satisfy Company liabilities to creditors, including Members who are creditors, to the extent otherwise permitted by Law (other than for past due Company distributions), whether by payment or establishment of reserves;

(ii) to satisfy Company obligations to Members and former Members to pay past due Company distributions; and

(iii) to the Members, in accordance with their respective Capital Accounts.

(b) Notwithstanding anything contained herein to the contrary, if the Company is dissolved prior to the New Lebanon Opening, upon completion of all desired sales of Company Property (other than assets contributed in-kind by the DNC Member pursuant to the Contribution Agreement), and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, any cash and cash equivalents and Company Property that is to be distributed in kind, to the following groups in the following order of priority:

(i) to satisfy Company liabilities to creditors, including Members who are creditors, to the extent otherwise permitted by Law (other than for past due Company distributions);

(ii) to satisfy Company obligations to the Members to pay past due Company distributions;

(iii) to the DNC Member, the assets contributed in-kind by the DNC Member pursuant to the Contribution Agreement;

(iv) to the Churchill Member, a cash distribution equal to the Churchill Member’s Capital Contributions made in cash, less fifty percent (50%) of the Project Loss and, to the DNC Member, a cash distribution equal to the Prior Expenditures plus the DNC Member’s Capital Contributions made in cash (and not in-kind contributions made pursuant to the Contribution Agreement), less fifty percent (50%) of the Project Loss; and

(v) to the Members, in accordance with their respective Capital Accounts.

(c) The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Membership Interests of each Member in such group.

(d) All distributions and payments required under this Section 12.4 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within ninety (90) days after the date of such liquidation.

12.5. Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s pro rata portion of distributions pursuant to Section 12.4.

12.6. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Membership Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1. Conference Telephone Meetings. Meetings of the Members or the Board may be held by means of conference telephone or similar communications equipment so long as all Persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

13.2. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

13.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

13.4. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.5. Amendment. Except as expressly provided herein, this Agreement may be amended only by a written agreement executed by Churchill Downs and DNC.

13.6. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

13.7. Governing Law. This Agreement shall be governed by and construed in accordance with the local, internal Laws of the State of Delaware. In particular, this Agreement is intended to comply with the requirements of the Act and the Certificate of Formation. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or any provision of the Certificate of Formation, the Act and the Certificate of Formation, in that order of priority, will control.

13.8. Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

13.9. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.10. Ultimate Parent Guarantee. Each Ultimate Parent hereby unconditionally and irrevocably guarantees and promises to the Company, in order to induce the parties hereto to enter into this Agreement, the payment by such Member that is Affiliated with such Ultimate Parent of the Mandatory Additional Capital Contributions when and to the extent the same shall become due and payable (the “Guaranteed Obligations”). If either Ultimate Parent shall fail to pay any amounts due under this Agreement when and to the extent the same shall become due and payable, such Ultimate Parent will upon written demand from the other Ultimate Parent promptly pay or cause to be paid such amount. The Guaranteed Obligations under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of payment and performance to the extent provided herein and not of collectability, and shall not be contingent upon any attempt by the Company or the other Ultimate Parent to enforce payment or performance. The Guaranteed Obligations under this guaranty are not subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim that the other Ultimate Parent or the Company may have against such Ultimate Parent, and shall remain in full force and effect without regard to any exercise, non-exercise or waiver by the Company or an Ultimate Parent of any right, power, privilege or remedy under or in respect of this Agreement or any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of such Ultimate Parent or its Affiliates at any time.

13.11. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

13.12. Public Announcements. No party to this Agreement or any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement, the identity of the Members or the terms of this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules or in connection with any Gaming or Racing Approval, in which case the party required to issue or publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such issuance or publication, to the extent practicable.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the dates set below their names, to be effective on the date first above written.

Miami Valley Gaming & Racing, LLC

By:	/s/ William J. Bissett
Name: William J. Bissett
Title: President

Limited Liability Company Agreement

Signature Page

MEMBERS:

MVGR, LLC

By:	/s/ William C. Carstanjen
Name: William C. Carstanjen
Title: President

Limited Liability Company Agreement

Signature Page

MEMBERS (continued):

DNC Ohio Gaming, Inc.

By:	/s/ William J. Bissett
Name: William J. Bissett
Title: President

Limited Liability Company Agreement

Signature Page

ULTIMATE PARENTS:

Churchill Downs Incorporated (solely with respect to Section 13.10)

By:	/s/ William E. Mudd
Name: William E. Mudd
Title: Executive Vice President and Chief Financial Officer

Limited Liability Company Agreement

Signature Page

ULTIMATE PARENTS (continued):

Delaware North Companies Gaming & Entertainment, Inc. (solely with respect to Section 13.10)

By:	/s/ William J. Bissett
Name: William J. Bissett
Title: President

Limited Liability Company Agreement

Signature Page

Schedule I

MEMBERS AND CAPITAL CONTRIBUTIONS

Name	Address	Initial Capital Contribution	Agreed Value	Membership Units	Member- ship Interest
MVGR, LLC	700 Central Avenue Louisville, Kentucky 40208 Attn: William C. Carstanjen	$15,000,000	$15,000,000	500	50%

DNC Ohio Gaming, Inc.	40 Fountain Plaza Buffalo, New York 14202 Attn: William J. Bissett	$15,000,000	$15,000,000	500	50%

The Initial Capital Contribution of DNC Ohio Gaming, Inc. will be comprised of $5,000,000 of cash contributions and $10,000,000 of in-kind contributions. The in-kind contributions are goodwill related to development costs paid by DNC Ohio Gaming, Inc. to promote the legalization of gaming at racetracks in the State of Ohio, and creation of the opportunity to acquire the assets and business of Lebanon Raceway.

The Initial Capital Contributions shall be made pursuant to and in accordance with the timing set forth in the Contribution Agreements.

Schedule II

MANDATORY ADDITIONAL CAPITAL CONTRIBUTIONS

The Members shall make pro rata Mandatory Additional Capital Contributions pursuant to Section 4.3 of this Agreement in the amounts set forth in a Notification from the treasurer of the Company to the Members upon the occurrence of any of the following events or in the event that such Mandatory Additional Capital Contributions are required or advisable in connection with any of the following events:

(a)	the Acquisition Closing;

(b)	entry into any agreement relating to site plans, construction plans, architectural or other designs with respect to New Lebanon;

(c)	incurrence by the Company of any Indebtedness in connection with the licensing, development, construction or opening of the New Lebanon facility; and

(d)	any other action or event approved by the Board of Managers.

Schedule III

INITIAL BOARD MEMBERS

Churchill Downs Board Members:
Shawn A. Bailey
William C. Carstanjen
William E. Mudd

DNC Board Members:
William J. Bissett
Michael D. Corbin
Ronald A. Sultemeier